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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216736

Subject to completion, dated March 28, 2017

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary prospectus supplement
(To prospectus dated March 16, 2017)

$4,650,000,000

Rockwell Collins, Inc.

$             % Notes due 2019

$             % Notes due 2022

$             % Notes due 2024

$             % Notes due 2027

$             % Notes due 2047

We are offering $             of our         % notes due 2019 (the "2019 Notes"), $             of our         % notes due 2022 (the "2022 Notes"), $             of our         % notes due 2024 (the "2024 Notes"), $             of our         % notes due 2027 (the "2027 Notes") and $             of our          % notes due 2047 (the "2047 Notes"). We refer to the 2019 Notes, the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes, together, as the "Notes." The 2019 Notes will bear interest at the rate of         % per year, the 2022 Notes will bear interest at the rate of         % per year, the 2024 Notes will bear interest at the rate of         % per year, the 2027 Notes will bear interest at the rate of         % per year and the 2047 Notes will bear interest at the rate of         % per year. Interest on the 2019 Notes is payable on                       and                       of each year, beginning                      , 2017. Interest on the 2022 Notes is payable on                      and                       of each year, beginning                      , 2017. Interest on the 2024 Notes is payable on                      and                       of each year, beginning                      , 2017. Interest on the 2027 Notes is payable on                      and                       of each year, beginning                      , 2017. Interest on the 2047 Notes is payable on                      and                       of each year, beginning                      , 2017. The 2019 Notes will mature on                      , 2019, the 2022 Notes will mature on                      , 2022, the 2024 Notes will mature on                      , 2024, the 2027 Notes will mature on                      , 2027 and the 2047 Notes will mature on                      , 2047. Interest will accrue from                      , 2017.

At any time prior to maturity, in the case of the 2019 Notes, and prior to the applicable dates described in the next sentence, with respect to the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes, we may redeem all or any portion of the Notes at the applicable "make-whole" redemption price described in this prospectus supplement, plus accrued and unpaid interest to, but excluding, the redemption date. We also may redeem the 2022 Notes at any time on or after                      , 2022 (one month prior to the maturity date of the 2022 Notes), the 2024 Notes at any time on or after                       , 2024 (two months prior to the maturity date of the 2024 Notes), the 2027 Notes at any time on or after                      , 2026 (three months prior to the maturity date of the 2027 Notes) and the 2047 Notes at any time on or after                      , 2046 (six months prior to the maturity date of the 2047 Notes), in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if (i) we terminate or abandon the B/E Aerospace Acquisition, described under "Summary—Recent Developments," before 5:00 p.m. (New York City time) on October 21, 2017 or (ii) the Merger Agreement (as defined herein) is terminated at any time before 5:00 p.m. (New York City time) on October 21, 2017, we will redeem all outstanding 2022 Notes, 2024 Notes, 2027 Notes and 2047 Notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. There is no escrow account or security interest in the net proceeds of this offering for the benefit of holders of the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes. See "Description of the Notes—Special Acquisition Redemption." The 2019 Notes are not subject to this special acquisition redemption provision. If a Change of Control Triggering Event (as defined herein) occurs, each holder of Notes may require us to repurchase some or all of its Notes at a purchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest.

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding, including the Five-Year Credit Agreement and, upon consummation of the B/E Aerospace Acquisition , the Term Loan Credit Agreement (each as defined herein). We do not intend to apply to list any series of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Currently, there is no public market for any series of the Notes.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as updated by reports and documents we file from time to time with the Securities and Exchange Commission ("SEC") that are incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of the Notes, or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discount(2)		Proceeds, before expenses, to Rockwell Collins, Inc.(1)

Per 2019 Note		%		%		%
2019 Notes total	$		$		$
Per 2022 Note		%		%		%
2022 Notes total	$		$		$
Per 2024 Note		%		%		%
2024 Notes total	$		$		$
Per 2027 Note		%		%		%
2027 Notes total	$		$		$
Per 2047 Note		%		%		%
2047 Notes total	$		$		$
Total	$		$		$

(1)    Plus accrued interest from                      , 2017, if settlement occurs after that date.

(2)    See "Underwriting" for a description of the compensation payable to the underwriters.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, to the purchasers on or about                      , 2017.

Joint Book-Running Managers

J.P. Morgan
Citigroup
Wells Fargo Securities
Credit Agricole CIB
Mizuho Securities

The date of this prospectus supplement is                      , 2017.

S-i

We have not, and the underwriters have not, authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the SEC. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

About this document

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities that we may offer from time to time. Generally, when we refer to "this prospectus," we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, together with the additional information described below under the headings "Where You Can Find More Information" and "Documents Incorporated by Reference" To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus or any document that has previously been filed with the SEC and is incorporated by reference into this prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the securities offered by this prospectus supplement.

As used in this prospectus supplement, the terms "Rockwell Collins," the "Company," "we," "us" and "our" refer to Rockwell Collins, Inc., its subsidiaries and its predecessors, unless the context otherwise requires, and the term "B/E Aerospace" refers to B/E Aerospace, Inc.

S-iii

 Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein contain statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among other things, the risks described in this prospectus supplement and any documents incorporated by reference, including the "Risk Factors" sections of this prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. B/E Aerospace also files periodic reports and other information with the SEC, including risk factors relating to their industry and business. See "Where You Can Find More Information."

You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus supplement or, in the case of the accompanying prospectus or any documents incorporated by reference herein or therein, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

S-iv

Summary

This summary contains basic information about us and our offering of the Notes. It does not contain all the information that may be important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

We design, produce and support communications and aviation systems for commercial and military customers and provide information management services through voice and data communication networks and solutions worldwide. The integrated system solutions and products we provide to our served markets are oriented around a set of core competencies: communications, navigation, automated flight control, displays/surveillance, simulation and training, integrated electronics and information management systems. We also provide a wide range of services and support to our customers through a worldwide network of service centers, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. The structure of our business allows us to leverage these core competencies across markets and applications to bring high value solutions to our customers. We operate in multiple countries and are headquartered in Cedar Rapids, Iowa. Our Company's heritage is rooted in the Collins Radio Company, established in 1933. We are incorporated in Delaware.

Our principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498, and our telephone number is (319) 295-1000. We maintain a website at https://www.rockwellcollins.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The B/E Aerospace Acquisition

The Merger Agreement

On October 23, 2016, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with B/E Aerospace, Inc., a Delaware corporation ("B/E Aerospace"), and Quarterback Merger Sub Corp. ("Merger Sub"), a Delaware corporation and our wholly owned subsidiary. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the closing, Merger Sub will merge with and into B/E Aerospace, with B/E Aerospace surviving (the "Surviving Corporation") as our wholly owned subsidiary (the "B/E Aerospace Acquisition").

The B/E Aerospace Acquisition combines our capabilities in flight deck avionics, cabin electronics, mission communications, simulation and training, and information management systems with B/E Aerospace's range of cabin interior products, which include seating, food and beverage preparation and storage equipment, lighting and oxygen systems, and modular galley and lavatory systems for commercial airliners and business jets. The B/E Aerospace Acquisition significantly increases our scale and diversifies our product portfolio, customer mix and geographic presence. On a pro forma basis giving effect to the B/E Aerospace Acquisition, we would have nearly 30,000 employees and $8.1 billion in revenues for the year ended

September 30, 2016 and $1.9 billion in revenues for the three months ended December 31, 2016. See "Unaudited Pro Forma Condensed Combined Financial Statements."

At the effective time of the B/E Aerospace Acquisition (the "Effective Time"), each share of common stock, par value $0.01 per share, of B/E Aerospace ("B/E Aerospace Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of B/E Aerospace Common Stock (i) held by B/E Aerospace as treasury stock, (ii) held, directly or indirectly, by us or Merger Sub immediately prior to the Effective Time or (iii) that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporation Law), will be converted into the right to receive the B/E Aerospace Acquisition consideration from us, which will consist of (x) $34.10 per share in cash, without interest, and (y) a number (such number, the "Stock Consideration") of validly issued, fully paid and non-assessable shares of our common stock, par value $0.01 per share, having a value equal to $27.90, subject to a two-way 7.5% collar (pursuant to which, if the volume-weighted average price per share of our common stock on the New York Stock Exchange ("NYSE") for the 20 consecutive trading days ending immediately prior to the closing date (the "Measurement Price") is greater than $89.97, the Stock Consideration shall be 0.3101, and if the Measurement Price is less than $77.41, the Stock Consideration shall be 0.3604).

The completion of the B/E Aerospace Acquisition is subject to the satisfaction or waiver of customary closing conditions, including, among other things, applicable regulatory approvals and the receipt by each party of a tax opinion relating to the impact of the B/E Aerospace Acquisition on certain tax consequences of the KLX spin-off (as defined below). At a special meeting of stockholders held on March 9, 2017, Rockwell stockholders approved the proposal for the issuance of shares of Rockwell common stock in connection with the B/E Aerospace Acquisition. At a special meeting of stockholders held on March 9, 2017, B/E Aerospace stockholders approved the proposal to adopt the Merger Agreement. We currently expect that the B/E Aerospace Acquisition will be completed in the second quarter of 2017; however, there can be no assurance that the B/E Aerospace Acquisition will be completed in a timely manner or at all.

We intend to use $4.35 billion of the net proceeds of this offering to finance a portion of the purchase price for the B/E Aerospace Acquisition. The closing of this offering is not conditioned on the closing of the B/E Aerospace Acquisition which, if completed, will occur subsequent to the closing of this offering. See "Use of Proceeds." If (i) we terminate or abandon the B/E Aerospace Acquisition before 5:00 p.m. (New York City time) on October 21, 2017 or (ii) the Merger Agreement is terminated at any time before 5:00 p.m. (New York City time) on October 21, 2017, we will redeem all outstanding 2022 Notes, 2024 Notes, 2027 Notes and 2047 Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus any accrued and unpaid interest on the Notes being redeemed to, but excluding, the special acquisition redemption date. The 2019 Notes are not subject to the special acquisition redemption. See "Description of the Notes—Special Acquisition Redemption."

B/E Aerospace

B/E Aerospace is one of the world's largest manufacturers of aircraft cabin interior products for commercial aircraft and business jets. B/E Aerospace's manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems. B/E Aerospace also provides cabin interior reconfiguration, program management and certification services. B/E Aerospace sells and supports its products through its own global direct sales and product support organization.

B/E Aerospace's commercial aircraft segment includes seating products, interior systems and engineering services for commercial aircraft, and brazing technologies and electronic systems for the commercial and military aerospace markets. B/E Aerospace has the design and engineering capabilities to create and manufacture highly customized products tailored to customers' unique preferences. As an industry leading manufacturer of interior systems for both narrow- and wide-body aircraft, B/E Aerospace supplies food and beverage preparation equipment, galleys and galley air chillers, cabin lighting, oxygen systems and passenger service units (PSUs), lavatories, and water and waste systems. B/E Aerospace services also include optimizing cabin layout and installing crew rest compartments. Additionally, B/E Aerospace is a market leader in the design, engineering, and manufacturing of customized, fully integrated thermal management, power conversion, and interconnect solutions that address complex power management requirements. Revenues for the commercial aircraft segment in 2016 were $2.3 billion.

B/E Aerospace's business jet segment manufactures products that include a complete line of business jet seating products, super first class environments, lighting systems, air valves, water and waste systems, oxygen delivery systems, and de-icing systems. B/E Aerospace is internationally recognized as a leading supplier of business jet products and services for prominent business jet manufacturers and completion centers. Revenues for the business jet segment in 2016 were $589 million.

B/E Aerospace was founded by Amin and Bob Khoury in 1987 upon the acquisition of Bach Engineering. After acquiring EECO, Inc. in 1989, the company's name was changed to B/E Avionics. B/E Aerospace became a public company listed on The NASDAQ Stock Market in April 1990. In 1992, B/E Aerospace acquired the assets of PTC Aerospace, Inc. and Aircraft Products Company, transforming B/E Aerospace into a cabin interiors provider, and the company's name became "B/E Aerospace, Inc." Over the next 10 years, acquisitions of interior equipment companies established B/E Aerospace as a broad based provider of interior equipment. Over the following decade, B/E Aerospace consolidated and integrated the acquired businesses, developed a global direct sales and customer support organization and developed into a global market leading manufacturer of aircraft cabin interior equipment. In 2014, the Consumables Management Segment, which consisted of B/E Aerospace's aerospace distribution and energy services businesses, was spun-off to form KLX, Inc. ("KLX") (the "KLX spin-off").

B/E Aerospace's executive offices are located at 1400 Corporate Center Way, Wellington Florida, 33414, its website address is www.beaerospace.com, and its phone number is (561) 791-5000. The information on its website is not incorporated by reference into this prospectus supplement, and you should not consider it a part of this prospectus supplement.

New credit facilities

On December 16, 2016, we entered into three credit agreements providing for (i) a $4,350,000,000 senior unsecured bridge credit agreement among us, the lenders listed therein and JPMorgan Chase Bank, N.A., as administrative agent (the "Bridge Credit Agreement"), (ii) a $1,500,000,000 senior unsecured three-year delayed draw term loan credit agreement among us, the lenders listed therein and JPMorgan Chase Bank, N.A., as administrative agent (the "Term Loan Credit Agreement") and (iii) a $1,500,000,000 senior unsecured five-year revolving credit agreement among us, the lenders listed therein and JPMorgan Chase Bank, N.A., as administrative agent (the "Five-Year Credit Agreement," and collectively with the Bridge Credit Agreement and the Term Loan Credit Agreement, the "Credit Agreements").

The obligation of each lender under the Bridge Credit Agreement to make its bridge loan thereunder is subject to the satisfaction or waiver of certain conditions, including the consummation of the B/E Aerospace Acquisition substantially concurrently with the funding of the bridge loans. The commitments of the lenders will be reduced on a dollar-for-dollar basis with the net proceeds of certain equity and debt issuances, including this offering of the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes. The outstanding principal amount of the bridge loans, together with accrued and unpaid interest, is due and payable on the maturity date of the Bridge Credit Agreement, which is the date that is 364 days after the funding date of the bridge loans.

The obligation of each lender under the Term Loan Credit Agreement to make its term loan thereunder is subject to the satisfaction or waiver of certain conditions, including the consummation of the B/E Aerospace Acquisition substantially concurrently with the funding of the term loans. The commitments of the lenders will terminate upon the earlier of (i) the borrowing of the term loans and (ii) the earlier of (x) the date on which the Merger Agreement is terminated and (y) 5:00 p.m. (New York City time) on October 21, 2017. Once borrowed, any term loan made and subsequently repaid or prepaid may not be reborrowed. The term loans are required to be repaid in quarterly installments of 2.50% of the aggregate principal amount of the term loans made on the borrowing date of the term loans, and the outstanding principal amount of the term loans, together with accrued and unpaid interest, is due and payable on the maturity date of the Term Loan Credit Agreement, which is the date that is three years after such borrowing date.

The obligation of each lender under the Five-Year Credit Agreement to make revolving loans thereunder is subject to the satisfaction or waiver of certain conditions. We may borrow and reborrow revolving loans until the termination date with respect to the Five-Year Credit Agreement, which is the date that is five years from the date of the Five-Year Credit Agreement, which may be extended by up to two one-year periods if requested by us and subject to agreement by the extending lenders and the satisfaction of certain other terms and conditions. The outstanding principal amount of the revolving loans, together with accrued and unpaid interest, is due and payable on such termination date (as extended, if applicable). We may utilize up to $300,000,000 of the commitments under the Five-Year Credit Agreement to obtain letters of credit from the issuing lenders under the Five-Year Credit Agreement. A portion of the commitments under the Five-Year Credit Agreement equal to $300,000,000 will not be available to us unless and until the B/E Aerospace Acquisition is consummated, and such portion of the commitments will terminate if the acquisition does not occur on or prior to the earlier of (x) the date on which the B/E Aerospace Acquisition is terminated or abandoned and (y) 5:00 p.m. (New York City time) on October 21, 2017. Upon the entry by us into the Five-Year Credit Agreement, the commitments under our existing 364-Day Credit Agreement, dated as of February 5, 2016, and our existing Five-Year Credit Agreement, dated as of September 24, 2013, were terminated and our obligations thereunder were generally discharged. We expect the Five-Year Credit Agreement to be undrawn upon closing of this offering and the B/E Aerospace Acquisition.

For additional information, see "Description of Other Indebtedness."

 The offering

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated by reference herein and therein before making an investment decision. As used in this section, the terms "us," "we" and "our" refer to Rockwell Collins, Inc. and not to any of its subsidiaries.

Issuer	Rockwell Collins, Inc.
Securities Offered	$ aggregate principal amount of % notes due 2019.
$ aggregate principal amount of % notes due 2022.
$ aggregate principal amount of % notes due 2024.
$ aggregate principal amount of % notes due 2027.
$ aggregate principal amount of % notes due 2047.
Maturity Dates	, 2019 for the 2019 Notes.
, 2022 for the 2022 Notes.
, 2024 for the 2024 Notes.
, 2027 for the 2027 Notes.
, 2047 for the 2047 Notes.
Interest	Interest will accrue on the Notes at the applicable rates set forth on the cover of this prospectus supplement.
Interest on the 2019 Notes is payable on and of each year, beginning , 2017.
Interest on the 2022 Notes is payable on and of each year, beginning , 2017.
Interest on the 2024 Notes is payable on and of each year, beginning , 2017.
Interest on the 2027 Notes is payable on and of each year, beginning , 2017.
Interest on the 2047 Notes is payable on and of each year, beginning , 2017.
Optional Redemption
At any time prior to maturity, in the case of the 2019 Notes, and prior to the applicable dates set forth in the next paragraph, with respect to the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes, at our option, we may redeem the Notes, in each case, in whole or in part, at the applicable "make-whole" redemption price described under the heading "Description of the Notes—Optional Redemption," plus any accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

In addition, at our option, we may redeem the 2022 Notes at any time on or after , 2022 (one month prior to the maturity date of the 2022 Notes), the 2024 Notes at any time on or after , 2024 (two months prior to the maturity date of the 2024 Notes), the 2027 Notes at any time on or after , 2026 (three months prior to the maturity date of the 2027 Notes) and the 2047 Notes at any time on or after , 2046 (six months prior to the maturity date of the 2047 Notes), in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus any accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.
Special Acquisition Redemption
If (i) we terminate or abandon the B/E Aerospace Acquisition before 5:00 p.m. (New York City time) on October 21, 2017 or (ii) the Merger Agreement is terminated at any time before 5:00 p.m. (New York City time) on October 21, 2017, we will redeem all outstanding 2022 Notes, 2024 Notes, 2027 Notes and 2047 Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus any accrued and unpaid interest on the Notes being redeemed to, but excluding, the special acquisition redemption date. See "Description of the Notes—Special Acquisition Redemption."
The 2019 Notes are not subject to the special acquisition redemption.
Offer to Repurchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event in respect of a series of Notes, to the extent we have not exercised our right to redeem such Notes, we will be required to make an offer to repurchase the Notes of such series at a price equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if any, on the Notes repurchased. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event."
Priority	Each series of the Notes:
• is unsecured;

•

ranks equally in right of payment with all existing and future unsecured and unsubordinated debt, including the Five-Year Credit Agreement and, upon consummation of the B/E Aerospace Acquisition, the Term Loan Credit Agreement;

• is senior to any future subordinated debt;
• is effectively junior to any secured debt to the extent of the assets securing that debt; and
• is structurally subordinated to debt, other liabilities and preferred stock of our subsidiaries.

As of December 31, 2016, on a pro forma basis to give effect to the B/E Aerospace Acquisition and the other events described under "Unaudited Pro Forma Condensed Combined Financial Statements," including this offering and entrance into the Credit Agreements and the use of proceeds therefrom, we and our subsidiaries would have had approximately $8.1 billion of indebtedness (none of which would be secured indebtedness).
Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:
• incur debt secured by liens;
• engage in sale and leaseback transactions; and
• merge or consolidate with another entity or transfer substantially all of our assets to another person.
The covenants are subject to a number of exceptions and qualifications. For a more detailed discussion of these covenants, see "Description of Notes—Certain Covenants".
Absence of Established Market for the Notes
Each series of Notes is a new issue of securities. There is currently no established trading market for any series of Notes, and we do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation system to quote the Notes. The underwriters have advised us that they intend to make a market in the Notes. The underwriters are not obligated, however, to make a market in any series of Notes and any such market-making may be discontinued by the underwriters in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for any series of Notes. See "Underwriting."

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, after deducting underwriting discounts and other estimated offering expenses payable by us. We intend to use $4.35 billion of the net proceeds from this offering to finance a portion of the purchase price for the B/E Aerospace Acquisition and the remaining net proceeds to repay existing commercial paper. The 2019 Notes are not subject to the special acquisition redemption provision described under "Description of the Notes—Special Acquisition Redemption." If we do not complete the B/E Aerospace Acquisition, we intend to use the net proceeds from the offering of the 2019 Notes to repay existing commercial paper. Net proceeds may be temporarily invested before use. See "Use of Proceeds."
Further Issuances
We may from time to time create and issue further notes ranking equally and ratably with the Notes of any series, that these further notes will be consolidated and form a single series with the existing notes of the applicable series and have the same terms as to status, redemption or otherwise as the existing notes of such series.
Risk Factors	See "Risk Factors" beginning on page S-15 of this prospectus supplement to read about important factors you should consider before buying the Notes.
Governing Law	The Notes and the indenture governing the Notes will be governed by the laws of the State of New York.
Trustee	The Bank of New York Mellon.

Summary historical consolidated financial data of Rockwell Collins

The following table presents summary historical consolidated financial data for Rockwell Collins as of and for the fiscal years ended on the Friday closest to September 30 and as of and for the three months ended December 31, 2016 and 2015. For ease of presentation, September 30 is utilized to represent the fiscal year-end date. Fiscal year 2014 was a 53-week fiscal year, while 2016 and 2015 were 52-week fiscal years. The statement of operations data for the fiscal years ended September 30, 2016, 2015 and 2014 and the balance sheet data as of September 30, 2016 and 2015 have been obtained from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference into this prospectus supplement. The statement of operations data for the three months ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2016 have been obtained from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2016, which is incorporated by reference into this prospectus supplement. The balance sheet data as of September 30, 2014 have been derived from our audited consolidated financial statements for such year, which have not been incorporated into this prospectus supplement by reference.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and our Quarterly Report on Form 10-Q for the three months ended December 31, 2016, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Documents Incorporated by Reference."

	As of and for the three months ended December 31,		As of and for the fiscal year ended September 30,
(In millions, except per share data and ratios)
	2016	2015(1)	2016(2)	2015(3)	2014(4)

Total sales	$1,193	$1,169	$5,259	$5,244	$4,979
Income from continuing operations	$145	$133	$727	$694	$618
Net income	$145	$135	$728	$686	$604
Cash dividends declared per common share	$0.33	$0.33	$1.32	$1.26	$1.20
Basic income from continuing operations per common share	$1.11	$1.01	$5.57	$5.25	$4.57
Diluted income from continuing operations per common share	$1.10	$1.00	$5.50	$5.19	$4.52
Total Assets	$7,709	$7,471	$7,707	$7,304	$7,005
Long-term Debt, Net	$1,356	$1,370	$1,382	$1,680	$1,663

(1)   Income from continuing operations includes a $34 million income tax benefit from the retroactive reinstatement of the previously expired Federal Research and Development Tax Credit.

(2)   Income from continuing operations includes a $24 million income tax benefit from the retroactive reinstatement of the previously expired Federal Research and Development Tax Credit and a $41 million income tax benefit due to the release of a valuation allowance for a U.S. capital loss carryforward. In addition, income from continuing operations includes $31 million of restructuring and asset impairment charges ($45 million before income taxes).

(3)   Income from continuing operations includes a $22 million income tax benefit from the retroactive reinstatement of the previously expired Federal Research and Development Tax Credit and a $16 million income tax benefit related to the remeasurement of certain prior year tax positions.

(4)   Income from continuing operations includes $18 million of restructuring, pension settlement and transaction costs ($25 million before income taxes). Income from continuing operations also includes a $9 million gain ($10 million before income taxes) resulting from the sale of a business. On December 23, 2013, we acquired Radio Holding, Inc. for $1.405 billion. This acquisition was funded through a combination of new long-term debt and short-term commercial paper borrowings.

 Summary historical consolidated financial data of B/E Aerospace

The following table presents selected historical consolidated financial data for B/E Aerospace as of and for the fiscal years ended December 31, 2016, 2015 and 2014. The statement of earnings data for the fiscal years ended December 31, 2016, 2015 and 2014 and the balance sheet data as of December 31, 2016 and 2015 have been derived from B/E Aerospace's audited consolidated financial statements included in B/E Aerospace's Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017, which financial statements and notes related thereto are incorporated by reference into this prospectus supplement. The balance sheet data as of December 31, 2014 have been derived from B/E Aerospace's audited consolidated financial statements for such year, which have not been incorporated into this document by reference.

The information set forth below is not necessarily indicative of future results and should be read together with the consolidated financial statements of B/E Aerospace and related notes therein. See "Documents Incorporated by Reference."

	As of and for the year ended December 31
(In millions, except per share data)	2016	2015	2014

Statement of Earnings data:
Revenues from continuing operations	$2,933	$2,730	$2,599
Earnings from continuing operations, net of income taxes(1)	311	286	58
Discontinued operations, net of income taxes	—	—	47

Net Earnings	$311	$286	$105

Net earnings per common share:
Basic:
Continuing operations	$3.10	$2.75	$0.55
Discontinued operations	—	—	0.45

Basic earnings per common share	$3.10	$2.75	$1.00

Diluted:
Continuing operations	$3.08	$2.73	$0.55
Discontinued operations	—	—	0.45

Basic earnings per common share	$3.08	$2.73	$1.00

Balance Sheet data:(2)(3)
Cash and cash equivalents	$202	$154	$293
Total assets	3,370	3,141	3,173
Long-term debt, net of current maturities	2,037	2,034	2,147
Stockholders' equity	217	56	10

(1)   During the year ended December 31, 2015, B/E Aerospace repaid $136 million of its term loan facility. During the year ended December 31, 2014, B/E Aerospace incurred a loss on debt extinguishment of $244 million related to unamortized debt issue costs and fees and expenses related to the repurchase of B/E Aerospace's 5.25% and 6.875% notes in connection with the KLX spin-off.

(2)   On December 16, 2014 B/E Aerospace completed the KLX spin-off. As a result, B/E Aerospace's assets, liabilities and stockholders' equity decreased by $4,410 million, $1,783 million and $2,627 million, respectively.

(3)   Certain amounts for prior years have been reclassified to conform to the current presentation.

Summary unaudited pro forma condensed combined financial information

The following summary unaudited pro forma condensed combined financial information illustrates the estimated effects of the B/E Aerospace Acquisition, this offering and the other transactions (collectively, the "Transactions") described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements." The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2016 is based on the individual historical consolidated balance sheets of Rockwell Collins and B/E Aerospace, and has been prepared to reflect the B/E Aerospace Acquisition as if it had occurred on December 31, 2016, which was the end of the first quarter of our 2017 fiscal year. The summary unaudited pro forma condensed combined statements of income data for the three months ended December 31, 2016 combine the historical results of operations of Rockwell Collins and B/E Aerospace, and have been prepared to reflect the B/E Aerospace Acquisition as if it occurred on October 1, 2015, the first day of our 2016 fiscal year. We and B/E Aerospace have different fiscal year ends. As a consequence, the B/E Aerospace historical results have been aligned to more closely conform to our fiscal periods as further described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements."

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial statements of the combined company appearing elsewhere in this prospectus supplement and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Rockwell Collins and B/E Aerospace for the applicable periods as further described in "Unaudited Pro Forma Condensed Combined Financial Statements," which have been incorporated by reference into this prospectus supplement. See the sections entitled "Unaudited Pro Forma Condensed Combined Financial Statements" and "Documents Incorporated by Reference" for additional information.

The summary unaudited pro forma condensed combined financial information gives effect to pro forma events that are (1) directly attributable to the B/E Aerospace Acquisition, (2) factually supportable and (3) with respect to the summary unaudited pro forma condensed combined statement of income data, expected to have a continuing impact on the combined results of Rockwell Collins and B/E Aerospace. The summary unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the B/E Aerospace Acquisition or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements.

The summary unaudited pro forma condensed combined financial information is for informational purposes only and is not necessarily indicative of what the actual financial results of Rockwell Collins would have been had the B/E Aerospace Acquisition occurred on the dates or for the periods indicated, nor does it purport to project the financial results of Rockwell Collins for any future periods or as of any date. The summary unaudited pro forma combined financial information contains estimated adjustments, which are based on information available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material. Although Rockwell Collins and B/E Aerospace have entered into the Merger Agreement, there is no guarantee that the B/E Aerospace Acquisition will be completed on the terms set forth therein or at all.

	As of and for the three months ended December 31,	As of and for the year ended September 30,
(In millions, except per share data)	2016	2016

Statement of Income data:
Total sales	$1,922	$8,119
Total costs, expenses and other	1,694	7,163
Income from continuing operations before income taxes	228	956

Income from continuing operations	$175	$779

Balance Sheet data:
Cash and cash equivalents	$677	$626
Total assets	18,239	18,084
Long-term debt, net	7,017	7,082
Total equity	5,179	4,858

Risk factors

You should carefully consider the following risk factors and the information under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2016 (as such risk factors may be updated from time to time in our public filings), which is incorporated by reference in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor's own particular circumstances or generally. You could lose part or all of your investment.

Risks related to the B/E Aerospace Acquisition

The B/E Aerospace Acquisition is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the B/E Aerospace Acquisition could have material adverse effects on us and B/E Aerospace.

The completion of the B/E Aerospace Acquisition is subject to a number of conditions, including, among other things, receipt of certain regulatory approvals, which make the completion and timing of the completion of the B/E Aerospace Acquisition uncertain. Also, either we or B/E Aerospace may terminate the Merger Agreement if the B/E Aerospace Acquisition has not been consummated by 5:00 p.m. (New York time) on October 21, 2017, except that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the B/E Aerospace Acquisition to have occurred on or before that date.

If the B/E Aerospace Acquisition is not completed, we and B/E Aerospace's respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the B/E Aerospace Acquisition, we and B/E Aerospace will be subject to a number of risks, including the following:

•
the market price of our common stock or B/E Aerospace common stock could decline;

•
we or B/E Aerospace could owe substantial termination fees to the other party under certain circumstances;

•
if the Merger Agreement is terminated and our board of directors or the B/E Aerospace board of directors seeks another business combination, our stockholders and B/E Aerospace stockholders cannot be certain that we or B/E Aerospace will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the Merger Agreement;

•
time and resources, financial and other, committed by our and B/E Aerospace's respective management to matters relating to the B/E Aerospace Acquisition could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•
we or B/E Aerospace may experience negative reactions from the financial markets or from our or their respective customers or employees; and

•
we and B/E Aerospace may be required to pay their respective costs relating to the B/E Aerospace Acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the B/E Aerospace Acquisition is completed.

In addition, if the B/E Aerospace Acquisition is not completed, we or B/E Aerospace could be subject to litigation related to any failure to complete the B/E Aerospace Acquisition or related to any enforcement proceeding commenced against us or B/E Aerospace to perform our or their respective obligations under the Merger Agreement. The materialization of any of these risks could materially and adversely impact our and B/E Aerospace's respective ongoing businesses.

Similarly, delays in the completion of the B/E Aerospace Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the B/E Aerospace Acquisition.

The Merger Agreement contains provisions that limit each party's ability to pursue alternatives to the B/E Aerospace Acquisition, could discourage a potential competing acquiror of either Rockwell Collins or B/E Aerospace from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.

The Merger Agreement contains certain provisions that restrict each of our and B/E Aerospace's ability to, among other things, initiate, seek, solicit, knowingly encourage, knowingly induce or take any other action reasonably expected to lead to, or engage in negotiations or discussions relating to, or approve or recommend, any third-party acquisition proposal. In addition, following receipt by us or B/E Aerospace, as the case may be, of any third-party acquisition proposal that constitutes a "superior proposal," the other party will have an opportunity to offer to modify the terms of the transactions contemplated by the Merger Agreement before the board of directors of the receiving party may withdraw or qualify its recommendation with respect to the share issuance proposal or the B/E Aerospace Acquisition proposal, as applicable, in favor of such superior proposal.

In some circumstances, upon termination of the Merger Agreement, we could be required to pay a termination fee of $300 million to B/E Aerospace and B/E Aerospace could be required to pay a termination fee of $200 million to us.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of us or B/E Aerospace or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the B/E Aerospace Acquisition. In particular, a termination fee, if applicable, may be substantial, and could result in a potential third-party acquiror or merger partner proposing to pay a lower price to our stockholders or B/E Aerospace stockholders than it might otherwise have proposed to pay absent such a fee.

If the Merger Agreement is terminated and either us or B/E Aerospace determines to seek another business combination, we or B/E Aerospace, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the B/E Aerospace Acquisition.

The B/E Aerospace Acquisition is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on B/E Aerospace, us or the combined company or, if not obtained, could prevent completion of the B/E Aerospace Acquisition.

Before the B/E Aerospace Acquisition may be completed, any authorization or consent from a governmental authority required to be obtained with respect to the B/E Aerospace Acquisition from certain other applicable foreign antitrust laws must have been obtained. In deciding whether to grant the required regulatory authorization or consent, the relevant governmental entities will consider the effect of the B/E Aerospace Acquisition on competition within their relevant jurisdiction. The terms and conditions of the authorizations and consents that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. Under the Merger Agreement, we and B/E Aerospace have agreed to use our reasonable best efforts to obtain such authorizations and consents and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that we will not be required to agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair our ability to own or operate any of our or B/E Aerospace's assets or properties if such action would require the divestiture or holding separate of any assets of Rockwell Collins or B/E Aerospace or any of their subsidiaries representing more than $175 million of annual revenue generated in the 2015 calendar year.

In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their authorization of or consent to the B/E Aerospace Acquisition, and such conditions, terms, obligations or restrictions may delay completion of the B/E Aerospace Acquisition or impose additional material costs on or materially limit the revenues of the combined company following the completion of the B/E Aerospace Acquisition or may hinder the anticipated benefits of the B/E Aerospace Acquisition. There can be no assurance that regulators will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the B/E Aerospace Acquisition.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party's business and operations.

In connection with the pendency of the B/E Aerospace Acquisition, it is possible that some customers, suppliers and other persons with whom we or B/E Aerospace has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us or B/E Aerospace, as the case may be, as a result of the B/E Aerospace Acquisition, which could negatively affect our or B/E Aerospace's respective revenues, earnings and cash flows, regardless of whether the B/E Aerospace Acquisition is completed.

Under the terms of the Merger Agreement, B/E Aerospace is subject to certain restrictions on the conduct of its business prior to completing the B/E Aerospace Acquisition which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect B/E Aerospace's business and operations prior to the completion of the B/E Aerospace Acquisition.

Under the terms of the Merger Agreement, we are subject to a more limited set of restrictions on the conduct of its business prior to completing the B/E Aerospace Acquisition which may adversely affect our ability to execute certain of our business strategies, including the ability in certain cases to amend our organizational documents, pay dividends and issue shares of our common stock. Such limitations could adversely affect our business and operations prior to the completion of the B/E Aerospace Acquisition.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the B/E Aerospace Acquisition.

Uncertainties associated with the B/E Aerospace Acquisition may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

We and B/E Aerospace are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plans. The combined company's success after the completion of the B/E Aerospace Acquisition will depend in part upon the ability of us and B/E Aerospace to retain certain key management personnel and employees. Prior to completion of the B/E Aerospace Acquisition, current and prospective employees of Rockwell Collins and B/E Aerospace may experience uncertainty about their roles within the combined company following the completion of the B/E Aerospace Acquisition, which may have an adverse effect on the ability of each of us and B/E Aerospace to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Rockwell Collins and B/E Aerospace to the same extent that we and B/E Aerospace have previously been able to attract or retain our own employees.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the B/E Aerospace Acquisition.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the B/E Aerospace Acquisition been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the proposed transaction. Further, the combined company's actual results and financial position after the B/E Aerospace Acquisition may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this prospectus supplement. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this prospectus supplement, that we will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the B/E Aerospace Acquisition. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. For further discussion, see "Unaudited Pro Forma Condensed Combined Financial Statements."

Completion of the B/E Aerospace Acquisition will trigger change in control or other provisions in certain agreements to which B/E Aerospace is a party, which may have an adverse impact on the combined company's business and results of operations.

The completion of the B/E Aerospace Acquisition will trigger change in control and other provisions in certain agreements to which B/E Aerospace is a party. If we and B/E Aerospace are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if we and B/E Aerospace are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to B/E Aerospace or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company's business and results of operations.

The B/E Aerospace Acquisition could result in significant liability to us and B/E Aerospace if the B/E Aerospace Acquisition causes the KLX spin-off to fail to qualify for tax-free treatment.

At the time of the KLX spin-off, B/E Aerospace received an opinion of Shearman & Sterling LLP to the effect that, subject to the limitations and assumptions set forth therein, the KLX spin-off will qualify for tax-free treatment (the "KLX spin-off tax treatment").

If it is determined that the KLX spin-off and related transactions fail to qualify for KLX spin-off tax treatment as a result of the B/E Aerospace Acquisition (for example, if the B/E Aerospace Acquisition is viewed as part of a plan or series of related transactions that includes the KLX spin-off or the KLX spin-off is found to have been used principally as a device for the distribution of earnings and profits), or because of the failure of the KLX spin-off to initially qualify for the KLX spin-off tax treatment, B/E Aerospace and its stockholders at the time of the KLX spin-off could incur significant tax liabilities. Because B/E Aerospace will be our wholly owned subsidiary following the consummation of the B/E Aerospace Acquisition, any such tax liabilities of B/E Aerospace could also adversely affect us.

In connection with the signing of the Merger Agreement, we and B/E Aerospace each received an opinion from their respective counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Shearman & Sterling LLP to the effect that the B/E Aerospace Acquisition will not cause the KLX spin-off to fail to qualify for the KLX spin-off tax treatment. The B/E Aerospace Acquisition is conditioned upon receipt by us and B/E Aerospace of tax opinions to the same effect at the time of the consummation of the B/E Aerospace Acquisition; provided, however, that if either party's tax counsel indicates it is unwilling or unable to deliver a tax opinion at the time of the consummation of the B/E Aerospace Acquisition, the tax opinion condition with respect to either us or B/E Aerospace may be satisfied by such party's receipt of similar tax opinions from both the other party's tax counsel and an additional tax counsel jointly engaged by the parties.

The tax opinions received by us and B/E Aerospace in connection with the signing of the Merger Agreement rely on certain representations, assumptions, undertakings and covenants, and the opinions to be delivered at the consummation of the B/E Aerospace Acquisition will be based on similar representations, assumptions, undertakings and covenants, including representation letters from each of us and B/E Aerospace. These representations relate to, among other items, confirming the accuracy of the representations and warranties originally made with respect to the KLX spinoff, along with compliance with covenants, the actions taken in pursuit of the corporate business purposes of the KLX spin-off, the interaction of the parties, and business developments since the KLX spin-off. If any of the factual representations in any of the representation letters, or any of the assumptions in the tax opinions is untrue or incomplete, an undertaking or covenant is not complied with or the facts upon which a tax opinion is based are materially different from the facts at the time of the B/E Aerospace Acquisition, the opinions may not be valid. Moreover, opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in the tax opinions could be challenged by the IRS, and a court may sustain such a challenge. None of us, B/E Aerospace or KLX has requested a ruling from the IRS regarding the impact of the B/E Aerospace Acquisition on the qualification of the KLX spinoff for the KLX spin-off tax treatment.

Risks relating to the combined company after completion of the B/E Aerospace Acquisition

The combined company may be unable to successfully integrate the businesses of Rockwell Collins and B/E Aerospace and realize the anticipated benefits of the B/E Aerospace Acquisition.

The success of the B/E Aerospace Acquisition will depend, in part, on the combined company's ability to successfully combine the businesses of Rockwell Collins and B/E Aerospace, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected. Additionally, rating agencies may take negative actions against the combined company.

The B/E Aerospace Acquisition will involve the integration of B/E Aerospace's business with our existing business, which is a complex, costly and time-consuming process. We and B/E Aerospace have not previously completed a transaction comparable in size or scope to the proposed merger. The integration of the two companies may result in material challenges, including, without limitation:

•
the diversion of management's attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management's attention to the B/E Aerospace Acquisition;

•
managing a larger combined company;

•
maintaining employee morale and retaining key management and other employees;

•
the possibility of faulty assumptions underlying expectations regarding the integration process;

•
retaining existing business and operational relationships and attracting new business and operational relationships;

•
consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•
coordinating geographically separate organizations;

•
unanticipated issues in integrating information technology, communications and other systems; and

•
unforeseen expenses or delays associated with the B/E Aerospace Acquisition.

Many of these factors will be outside of the combined company's control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially affect the combined company's financial position, results of operations and cash flows.

We and B/E Aerospace are currently permitted to conduct only limited planning for the integration of the two companies following the B/E Aerospace Acquisition and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the B/E Aerospace Acquisition. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

In addition, certain risks associated with our industry and business described herein and in our public filings may become more significant following consummation of the B/E Aerospace Acquisition. The combined company may also be subject to additional risks and uncertainties, the impact of which is outside of our ability to control or predict, including, but not limited to, risks relating to: heavy regulation in the airline industry and the cyclical market; new technologies; managing additional inventory and backlogged orders; and the ability to continue to develop, license or enforce the intellectual property rights on which the combined company's businesses depend.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the B/E Aerospace Acquisition.

Following the completion of the B/E Aerospace Acquisition, the size of the combined company's business will be significantly larger than the current size of either our or B/E Aerospace's respective businesses. The combined company's ability to successfully manage this expanded business will depend, in part, upon management's ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the B/E Aerospace Acquisition.

The combined company is expected to incur substantial expenses related to the completion of the B/E Aerospace Acquisition and the integration of Rockwell Collins and B/E Aerospace.

There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue recognition, marketing, employee benefits, legal and compliance, strategic and financial planning, information technology and treasury. In addition, the businesses of Rockwell Collins and B/E Aerospace will continue to maintain a presence in Cedar Rapids, Iowa and Wellington, Florida, respectively. The substantial majority of these costs will be non-recurring expenses related to the B/E Aerospace Acquisition (including financing of the B/E Aerospace Acquisition and the refinancing of certain indebtedness), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to retain key employees. Rockwell Collins and B/E Aerospace will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs and time delays. Additionally, as a result of the B/E Aerospace Acquisition, rating agencies may take negative actions with regard to the combined company's credit ratings, which may increase the combined company's costs in connection with the financing of the B/E Aerospace Acquisition and its future cost of capital. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

The combined company will be significantly more leveraged than we are currently.

In connection with the B/E Aerospace Acquisition, the combined company intends to seek approximately $5.9 billion in additional indebtedness, including the Notes offered hereby. The combined company will have consolidated indebtedness of approximately $8.1 billion, which is greater than our current indebtedness prior to the B/E Aerospace Acquisition. The increased indebtedness and higher consolidated debt to total capitalization ratio of the combined company in comparison to that of us on a historical basis may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions, requiring the combined company to use substantial amounts of cash flow to acquire indebtedness, increasing borrowing costs and placing the combined company in a disadvantage compared to its competitors with less leverage.

For a more complete description of the financial impact of the combined company's indebtedness, see "Unaudited Pro Forma Condensed Combined Financial Statements" and "Description of Other Indebtedness."

The financing arrangements that we will enter into in connection with the B/E Aerospace Acquisition may, under certain circumstances, contain restrictions and limitations that could significantly impact our ability to operate our business.

We intend to incur significant new indebtedness in connection with the B/E Aerospace Acquisition. The indenture governing the Notes offered hereby and the Credit Agreements contain covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:

•
consolidating with or merging into any other corporation or conveying or transferring its properties and assets substantially as an entirety;

•
incurring secured debt;

•
entering into sale and leaseback transactions; and

•
designating subsidiaries as restricted or unrestricted.

The Credit Agreements also require the combined company to maintain a consolidated debt to total capitalization ratio, which may further limit the combined company's discretion in the operation of its business following the B/E Aerospace Acquisition. Various risks, uncertainties and events beyond the combined company's control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in an event of default under those agreements and under other agreements containing cross-default provisions. An event of default would permit lenders to accelerate the maturity of the debt under these agreements. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company's ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Risks related to the Notes

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the Notes and the Credit Agreements do not limit the amount of additional unsecured debt that we may incur. In addition, we may borrow up to $1.5 billion under our new revolving Five-Year Credit Agreement. Any indebtedness we incur under this revolving credit facility will rank equally with the Notes. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.

The Notes are our obligations exclusively and not of any of our subsidiaries. A portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the Notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

In addition, the indenture governing the Notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

The Notes will be junior to the claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Notes.

The Notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur to the extent of the assets securing that indebtedness. As of December 31, 2016, we did not have any outstanding secured indebtedness, although the indenture governing the Notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing that indebtedness will be subject to claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the Notes only after all debt secured by those assets has been repaid in full. Holders of the Notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the Notes then outstanding would remain unpaid.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase.

As of December 31, 2016, after giving pro forma effect to the Transactions, approximately 32% of our total debt would have been at variable rates of interest. Borrowings under our Credit Agreements are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. For every 1.0% increase or decrease in our variable interest rate debt, our estimated cash interest expense is expected to change by approximately $26 million. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We intend to continue repurchasing our stock, which will reduce cash reserves available for repayment of the Notes.

As of December 31, 2016, we had approximately $125 million remaining authorized by our board of directors for repurchases of shares of our common stock. We have repurchased, and expect to continue to repurchase, our common stock in the open market and in privately negotiated transactions. These and any future purchases may be significant, and any purchase would reduce cash available to repay the Notes.

We have limited covenants in the indenture governing the Notes.

The indenture governing the Notes contains limited covenants, including those restricting our ability and certain of our subsidiaries' ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See "Description of debt securities—Certain covenants" in the accompanying prospectus. In light of these exceptions, holders of the Notes may be structurally or contractually subordinated to new lenders.

The provisions in the indenture and the Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture and the Notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control triggering event in the Notes as described under "Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event." Except as described under "Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event," the indenture and the Notes do not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the Notes upon a change of control triggering event.

As described under "Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event," we will be required to offer to repurchase the Notes upon the occurrence of a change of control triggering event. We may not have sufficient funds to repurchase the Notes for cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the Notes for cash.

There are no existing markets for the Notes. If any develop, they may not be liquid.

There are currently no established markets for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes of each series following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make markets in the Notes and they may discontinue any market making in the Notes at any time at their sole discretion without notice. Accordingly, we cannot assure you that liquid trading markets will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable. Any trading markets for the Notes that develop and any future trading prices of the Notes may be affected by many factors, including:

•
prevailing interest rates;

•
our financial condition and results of operations;

•
the then-current ratings assigned to the Notes;

•
the market for similar debt securities;

•
the time remaining to the maturity of the Notes;

•
the outstanding amount of the Notes; and

•
the terms related to optional redemption of the Notes.

Ratings of the Notes may change after issuance and affect the market prices and marketability of the Notes.

We currently expect that, before they are issued, the Notes will be rated by Fitch Ratings Ltd., Moody's Investors Service Inc. and Standard & Poor's Ratings Services. Those ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the Notes may be adversely affected. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms in order to repay the Notes at maturity.

If we do not consummate the B/E Aerospace Acquisition on or before October 21, 2017 or the Merger Agreement is terminated on or before October 21, 2017, we will be required to redeem the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes and, as a result, you may not obtain your expected return on such Notes.

Our ability to complete the B/E Aerospace Acquisition is subject to various closing conditions, and we may not complete the B/E Aerospace Acquisition, in which case the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes will be redeemed as described under "Description of the Notes—Special Acquisition Redemption." If the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes are redeemed pursuant to the special acquisition redemption provision, you may not obtain your expected return on such Notes and may not be able to reinvest any proceeds you receive from the special acquisition redemption in an investment that results in a comparable return.

Holders of the 2019 Notes have no rights under the special acquisition redemption provision. If the B/E Aerospace Acquisition is completed on or before October 21, 2017, holders of the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes will have no rights under the mandatory special acquisition redemption provisions.

There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes, and such holders will therefore be subject to the risk that we may be unable to finance the special acquisition redemption if it is triggered.

The Merger Agreement may be amended and the form of the B/E Aerospace Acquisition may be modified (including, in each case, in material respects), without noteholder consent.

Whether or not the special acquisition redemption provision is ultimately triggered, it may adversely affect trading prices for the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes prior to the special redemption deadline.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under "Description of the Notes—Optional Redemption." We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $              million, after deducting underwriting discounts and other estimated offering expenses payable by us. We intend to use $4.35 billion of the net proceeds from this offering to finance a portion of the purchase price for the B/E Aerospace Acquisition and the remaining net proceeds to repay outstanding short-term commercial paper borrowings under our commercial paper program. See "Description of Other Indebtedness—Commercial Paper Program." The 2019 Notes are not subject to the special acquisition redemption provision described under "Description of the Notes—Special Acquisition Redemption." If we do not complete the B/E Aerospace Acquisition, we intend to instead use the net proceeds from the offering of the 2019 Notes to repay outstanding short-term commercial paper borrowings under our commercial paper program. Net proceeds may be temporarily invested before use. We intend to finance the remainder of the cash portion of the purchase price of the B/E Aerospace Acquisition and to repay and terminate B/E Aerospace's existing revolving credit facility and term loan facility through borrowings under the Term Loan Credit Agreement.

If (i) we terminate or abandon the B/E Aerospace Acquisition before 5:00 p.m. (New York City time) on October 21, 2017 or (ii) the Merger Agreement is terminated at any time before 5:00 p.m. (New York City time) on October 21, 2017, we will redeem all outstanding 2022 Notes, 2024 Notes, 2027 Notes and 2047 Notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus any accrued and unpaid interest on the Notes being redeemed to, but excluding, the special acquisition redemption date. The 2019 Notes are not subject to the special acquisition redemption. See "Description of the Notes—Special Acquisition Redemption."

 Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2016 on a historical basis and as adjusted to give effect to the sale of the Notes in this offering and the application of the net proceeds therefrom and the other Transactions as described under "Unaudited Pro Forma Condensed Combined Financial Statements." You should read this table in conjunction therewith and with "Use of Proceeds" and our consolidated financial statements and related notes incorporated by reference herein and in the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	As of December 31, 2016
(In millions)	Actual	As adjusted

Cash and cash equivalents	$308	$

Short-term debt	$920	$
Long-term debt, net
Term loan facility	—
5.250% Notes due 2019	300
3.100% Notes due 2021	250
3.700% Notes due 2023	400
4.800% Notes due 2043	400
% Notes due 2019 offered hereby	—
% Notes due 2022 offered hereby	—
% Notes due 2024 offered hereby	—
% Notes due 2027 offered hereby	—
% Notes due 2047 offered hereby	—
Other long-term debt	17

Total long-term debt, net(1)	1,356

Shareowners' equity
Common stock	1
Additional paid-in-capital	1,502
Accumulated other comprehensive loss	(1,906)
Retained earnings	3,429
Common stock in treasury, at cost	(824)
Noncontrolling interest	6

Total shareowner's equity	2,208

Total capitalization	$4,484	$

(1)   Total long-term debt, net, excludes $11 million of unamortized debt issuance costs and discounts as a result of our adoption of new accounting guidance during the three months ended December 31, 2016 and excludes $1.5 billion of availability under our new revolving Five-Year Credit Agreement. We expect the Five-Year Credit Agreement be undrawn upon closing of this offering and the B/E Aerospace Acquisition. Also excludes B/E Aerospace's existing revolving credit facility and term loan facility, which we intend to repay and terminate in connection with the B/E Aerospace Acquisition through borrowings under the Term Loan Credit Agreement. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Description of Other Indebtedness."

 Ratio of our earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Three months ended December 31, 2016	Fiscal year ended September 30,
		2016	2015	2014	2013	2012

Ratio of Earnings to Fixed Charges(1)	9	11	12	12	18	17

(1)   In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. Fixed charges are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the period above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

Description of other indebtedness

Our credit agreements

On December 16, 2016, we entered into three credit agreements, including the (i) $4,350,000,000 Bridge Credit Agreement, (ii) $1,500,000,000 Term Loan Credit Agreement and (iii) $1,500,000,000 Five-Year Credit Agreement.

The obligations of each lender under the Bridge Credit Agreement to make its bridge loan thereunder is subject to the satisfaction or waiver of certain conditions, including the consummation of the B/E Aerospace Acquisition substantially concurrently with the funding of the bridge loans. The commitments of the lenders will be reduced on a dollar-for-dollar basis with the net proceeds of certain equity and debt issuances, including this offering of the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes. The outstanding principal amount of the bridge loans, together with accrued and unpaid interest, is due and payable on the maturity date of the Bridge Credit Agreement, which is the date that is 364 days after the funding date of the bridge loans (the "Bridge Closing Date").

The obligation of each lender under the Term Loan Credit Agreement to make its term loan thereunder is subject to the satisfaction or waiver of certain conditions, including the consummation of the B/E Aerospace Acquisition substantially concurrently with the funding of the term loans. The commitments of the lenders will terminate upon the earlier of (i) the borrowing of the term loans and (ii) the earlier of (x) the date on which the Merger Agreement is terminated and (y) 5:00 p.m. (New York City time) on October 21, 2017. Once borrowed, any term loan made and subsequently repaid or prepaid may not be reborrowed. The term loans are required to be repaid in quarterly installments of 2.50% of the aggregate principal amount of the term loans made on the funding date of the term loans (the "Term Loan Closing Date"), and the outstanding principal amount of the term loans, together with accrued and unpaid interest, is due and payable on the maturity date of the Term Loan Credit Agreement, which is the date that is three years after such Term Loan Closing Date.

The obligation of each lender under the Five-Year Credit Agreement to make revolving loans thereunder is subject to the satisfaction or waiver of certain conditions. We may borrow and reborrow revolving loans until the termination date with respect to the Five-Year Credit Agreement, which is the date that is five years from the date of the Five-Year Credit Agreement, which may be extended by up to two one-year periods if requested by us and subject to agreement by the extending lenders and the satisfaction of certain other terms and conditions. The outstanding principal amount of the revolving loans, together with accrued and unpaid interest, is due and payable on such termination date (as extended, if applicable). We may utilize up to $300,000,000 of the commitments under the Five-Year Credit Agreement to obtain letters of credit from the issuing lenders under the Five-Year Credit Agreement. A portion of the commitments under the Five-Year Credit Agreement equal to $300,000,000 will not be available to us unless and until the B/E Aerospace Acquisition is consummated, and such portion of the commitments will terminate if the acquisition does not occur on or prior to the earlier of (x) the date on which the B/E Aerospace Acquisition is terminated or abandoned and (y) 5:00 p.m. (New York City time) on October 21, 2017. Upon the entry by us into the Five-Year Credit Agreement, the commitments under our existing 364-Day Credit Agreement, dated as of

February 5, 2016, and our existing Five-Year Credit Agreement, dated as of September 24, 2013, were terminated and our obligations thereunder were generally discharged.

The bridge loans bear interest at variable rates (based on the ratings of our senior unsecured long-term debt securities) equal to, at our election, (1) for each base rate loan, the sum of the base rate plus the applicable base rate margin under the Bridge Credit Agreement, which ranges from, initially, 0.125% to 0.50%, or (2) for each euro-dollar loan, the sum of the London Interbank Offered Rate ("LIBOR") for deposits in dollars with a maturity comparable to the interest period selected by us plus the applicable euro-dollar margin under the Bridge Credit Agreement, which ranges from, initially, 1.125% to 1.50%. The applicable base rate margin and the applicable euro-dollar margin under the Bridge Credit Agreement will increase 0.25% every 90 days from the Bridge Closing Date. Until the Bridge Closing Date, undrawn commitment fees will accrue beginning January 21, 2017 at variable rates (based on the ratings of our senior unsecured long-term debt securities) ranging from 0.125% to 0.20%. In addition, duration fees will be payable 90, 180 and 270 days after the Bridge Closing Date at 0.50%, 0.75% and 1.00%, respectively, of the aggregate principal amount of the bridge loans outstanding on such dates.

The term loans bear interest at variable rates (based on the ratings of our senior unsecured long-term debt securities) equal to, at our election, (1) for each base rate loan, the sum of the base rate plus the applicable base rate margin under the Term Loan Credit Agreement, which ranges from 0.00% to 0.75%, or (2) for each euro-dollar loan, the sum of the London Interbank Offered Rate for deposits in dollars with a maturity comparable to the interest period selected by us plus the applicable euro-dollar margin under the Term Loan Credit Agreement, which ranges from 1.00% to 1.75%. Until the term loan closing date, commitment fees will accrue beginning on December 16, 2016, at variable rates (based on the ratings of our senior unsecured long-term debt securities) ranging from 0.09% to 0.25%.

The revolving loans bear interest (x) at variable rates (based on the ratings of our senior unsecured long-term debt securities) equal to, at our election, (1) for each base rate loan, the sum of the base rate plus the applicable base rate margin under the Five-Year Credit Agreement, which ranges from 0.00% to 0.50%, or (2) for each euro-dollar loan, the sum of the LIBOR for deposits in dollars with a maturity comparable to the interest period selected by us plus the applicable euro-dollar margin under the Five-Year Credit Agreement, which ranges from 0.91% to 1.50%, or (y) at fixed or variable rates determined based on competitive bid mechanics specified in the Five-Year Credit Agreement. A facility fee will also accrue on the aggregate commitment under the Five-Year Credit Agreement at variable rates (based on the ratings of our senior unsecured long-term debt securities) ranging from 0.09% to 0.25%.

With respect to each Credit Agreement, the base rate equals the highest of (a) the prime rate, (b) the federal funds effective rate (or the overnight bank funding rate, if greater) plus 1/2 of 1% and (c) the sum of 1% plus the LIBOR for deposits in dollars with a one-month maturity. We elect the basis of the interest rate (base rate, euro-dollar or, with respect to the Five-Year Credit Agreement, competitive bid rate) at the time of each borrowing and may elect to change the interest rate basis from time to time. Any overdue principal of or interest on any euro-dollar loan under any of the Credit Agreements bears interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the applicable euro-dollar margin under the applicable Credit Agreement for such loan plus the LIBOR applicable to the interest period for such loan.

In addition to the conditions described above, each of the Credit Agreements contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on incurrence of secured indebtedness, consolidations and mergers, sales of assets and sale and lease-back transactions, subject to certain exceptions. Each Credit Agreement also includes a covenant under which we would be in default if our consolidated debt to total capitalization ratio were to exceed, initially, 68%, subject to reduction to 65% under the Term Loan Credit Agreement and the Five-Year Credit Agreement on the earlier of (x) the date that is 45 days following the day (if any) upon which the Merger Agreement is terminated in accordance with the terms thereof and (y) the last day of the fourth full fiscal quarter following the closing of the B/E Aerospace Acquisition (if any). Events of default under each of the Credit Agreements include bankruptcy or insolvency events with respect to us, failure to pay any principal when due, failure to pay interest or other amounts payable within 10 days of the due date, failure to comply with covenants, breach of representations or warranties in any material respect, or non-payment or acceleration of other material debt of us and our subsidiaries.

Commercial paper program

Due to the fluctuations of cash flows, we supplement our internally-generated cash flow by issuing short-term commercial paper. Under our commercial paper program, we may sell up to $1.2 billion face amount of unsecured short-term promissory notes in the commercial paper market. The commercial paper notes have maturities of not more than 364 days from the date of issuance. At December 31, 2016, short-term commercial paper borrowings outstanding were $920 million, with a weighted-average interest rate and maturity period of 1.06% and 12 days, respectively.

Our senior Notes

As of December 31, 2016, we had outstanding the following senior notes: (i) $300 million principal amount of our 5.250% Notes due 2019, (ii) $250 million principal amount of our 3.100% Notes due 2021, (iii) $400 million principal amount of our 3.700% notes due 2023 and (iv) $400 million principal amount of our 4.800% Notes due 2043. Each series of senior notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding, including the Five-Year Credit Agreement and, upon consummation of the B/E Aerospace Acquisition, the Term Loan Credit Agreement.

Our outstanding senior notes were issued pursuant to the indenture, dated as of November 1, 2001, as supplemented by the Supplemental Indenture dated as of December 4, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. The indenture contains covenants that require the Company to satisfy certain conditions in order to incur debt secured by liens, engage in sale/leaseback transactions or merge or consolidate with another entity. The indenture also provides for customary events of default.

The indenture also permits us to redeem all or a portion of each series of senior notes, from time to time. If a change of control triggering event (as defined in the indenture) occurs, we will be required to make an offer on the terms set forth in each series of senior notes to each holder thereof to repurchase all or any part of that holder's senior notes at a price equal to 101% of the principal amount of the senior notes repurchased, plus accrued and unpaid interest, if any.

Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the estimated effects of the B/E Aerospace Acquisition, this offering, entrance into the Credit Agreements and the other Transactions described herein. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is based on the individual historical consolidated balance sheets of Rockwell Collins and B/E Aerospace, and has been prepared to reflect the B/E Aerospace Acquisition as if it occurred on December 31, 2016, which was the end of the first quarter of Rockwell Collins' 2017 fiscal year. The unaudited pro forma condensed combined statements of income for the year ended September 30, 2016 and three months ended December 31, 2016 combine the historical results of operations of Rockwell Collins and B/E Aerospace, and have been prepared to reflect the B/E Aerospace Acquisition as if it occurred on October 1, 2015, the first day of Rockwell Collins 2016 fiscal year.

Rockwell Collins operates on a 52/53 week fiscal year ending on the Friday closest to September 30. Fiscal year 2016 was a 52-week year. For ease of presentation, September 30 is utilized consistently throughout these unaudited pro forma condensed combined financial statements and notes to represent the fiscal year end date. All date references contained herein relate to Rockwell Collins' fiscal year unless otherwise stated. B/E Aerospace's fiscal year ends on December 31. As a result of Rockwell Collins and B/E Aerospace's different fiscal years:

•
the unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines Rockwell Collins' historical unaudited condensed consolidated balance sheet as of December 31, 2016, which was the end of the first quarter of Rockwell Collins' 2017 fiscal year, and B/E Aerospace's historical consolidated balance sheet as of December 31, 2016, which was the end of its 2016 fiscal year;

•
the unaudited pro forma condensed combined statement of income for the year ended September 30, 2016 combines Rockwell Collins' historical results of operations for the year ended September 30, 2016, which was the end of Rockwell Collins' 2016 fiscal year, and B/E Aerospace's historical unaudited results of operations for the 12 months ended September 30, 2016, which have been derived from B/E Aerospace's condensed consolidated statement of operations for the three months ended December 31, 2015 and from B/E Aerospace's condensed consolidated statement of operations for the nine months ended September 30, 2016; and

•
the unaudited pro forma condensed combined statement of income for the three months ended December 31, 2016 combines Rockwell Collins' historical unaudited results of operations for the three months ended December 31, 2016, which was the end of the first quarter of Rockwell Collins' 2017 fiscal year, and B/E Aerospace's historical unaudited results of operations for the three months ended December 31, 2016.

The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the B/E Aerospace Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of Rockwell Collins and B/E Aerospace. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the B/E Aerospace Acquisition or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements.

The unaudited pro forma condensed combined financial statements are for informational purposes only and are not necessarily indicative of what the actual financial results of Rockwell Collins would have been had the B/E Aerospace Acquisition occurred on the dates or for the periods indicated, nor do they purport to project the financial results of Rockwell Collins for any future periods or as of any date. The unaudited pro forma combined financial statements contain estimated adjustments, which are based on information available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material. Although Rockwell Collins and B/E Aerospace have entered into the Merger Agreement, there is no guarantee that the B/E Aerospace Acquisition will be completed on the terms set forth therein or at all.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with:

•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Rockwell Collins' audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended September 30, 2016 and Rockwell Collins' unaudited condensed consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016; and

•
B/E Aerospace's audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the years ended December 31, 2016 and 2015 and B/E Aerospace's unaudited condensed consolidated financial statements and related notes thereto contained in its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2016 and 2015.

Unaudited pro forma condensed combined balance sheet
As of December 31, 2016

(In millions)	Historical Rockwell Collins	Historical B/E Aerospace	Pro forma adjustments	Note references	Pro forma combined

ASSETS
Current Assets:
Cash and cash equivalents	$308	$202	$167	3a	$677
Receivables, net	1,027	354	106	3b	1,487
Inventories, net	2,011	1,259	(623)	3c	2,647
Other current assets	143	54	—		197

Total current assets	3,489	1,869	(350)		5,008
Property	1,032	407	—		1,439
Goodwill	1,926	798	5,474	3d	8,198
Intangible Assets	682	213	2,245	3e	3,140
Deferred Income Taxes	197	—	(197)	3f	—
Other Assets	383	83	(12)	3g	454

TOTAL ASSETS	$7,709	$3,370	$7,160		$18,239

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$920	$—	$150	3h	$1,070
Accounts payable	461	317	74	3i	852
Compensation and benefits	195	—	109	3j, 3k	304
Advance payments from customers	251	—	136	3j	387
Accrued customer incentives	257	—	55	3j	312
Product warranty costs	84	—	110	3j	194
Accrued liabilities	—	540	(540)	3j	—
Other current liabilities	173	—	139	3j, 3l	312

Total current liabilities	2,341	857	233		3,431
Long-term Debt, Net	1,356	2,037	3,624	3h	7,017
Retirement Benefits	1,564	—	—		1,564
Deferred Income Taxes	—	127	548	3f	675
Other Liabilities	240	133	—		373
Equity:
Common stock	1	1	(1)	3m	1
Additional paid-in capital	1,502	(806)	3,830	3m, 3n	4,526
Retained earnings	3,429	1,458	(1,511)	3m, 3o	3,376
Accumulated other comprehensive loss	(1,906)	(166)	166	3m	(1,906)
Common stock in treasury, at cost	(824)	(271)	271	3m	(824)

Total shareowners' equity	2,202	216	2,755		5,173
Noncontrolling interest	6	—	—		6

Total equity	2,208	216	2,755		5,179

TOTAL LIABILITIES AND EQUITY	$7,709	$3,370	$7,160		$18,239

See accompanying "Notes to unaudited pro forma condensed combined financial statements".

Unaudited pro forma condensed combined statement of income
For the year ended September 30, 2016

(In millions, except per share amounts)	Historical Rockwell Collins	Historical B/E Aerospace	Pro forma adjustments	Note references	Pro forma combined

Sales:
Revenues	$—	$2,862	$(2,862)	3p	$—
Product sales	4,411	—	2,791	3p	7,202
Service sales	848	—	69	3p	917

Total sales	5,259	2,862	(2)		8,119
Costs, expenses and other:
Cost of sales	—	1,739	(1,739)	3q	—
Product cost of sales	3,045	—	2,292	3q, 3r	5,337
Service cost of sales	597	—	32	3q	629
Selling, general and administrative expenses	638	326	(3)	3s	961
Research, development and engineering	—	275	(275)	3t	—
Interest expense	64	91	101	3u	256
Other income, net	(20)	—	—		(20)

Total costs, expenses and other	4,324	2,431	408		7,163

Income from continuing operations before income taxes	935	431	(410)		956
Income tax expense	208	96	(127)	3v	177

Income from continuing operations	$727	$335	$(283)		$779

Income from continuing operations per basic common share attributable to Rockwell Collins common shareholders	$5.57				$4.82
Income from continuing operations per diluted common share attributable to Rockwell Collins common shareholders	$5.50				$4.77
Basic weighted average common shares outstanding	130.5		31.0	2c	161.5
Diluted weighted average common shares outstanding	132.1		31.2	2c, 2d	163.3

See accompanying "Notes to unaudited pro forma condensed combined financial statements".

Unaudited pro forma condensed combined statement of income
For the three months ended December 31, 2016

(In millions, except per share amounts)	Historical Rockwell Collins	Historical B/E Aerospace	Pro forma adjustments	Note references	Pro forma combined

Sales:
Revenues	$—	$730	$(730)	3p	$—
Product sales	980	—	711	3p	1,691
Service sales	213	—	18	3p	231

Total sales	1,193	730	(1)		1,922
Costs, expenses and other:
Cost of sales	—	458	(458)	3q	—
Product cost of sales	668	—	586	3q, 3r	1,254
Service cost of sales	148	—	9	3q	157
Selling, general and administrative expenses	159	90	(29)	3s	220
Research, development and engineering	—	74	(74)	3t	—
Interest expense	20	23	25	3u	68
Other income, net	(5)	—	—		(5)

Total costs, expenses and other	990	645	59		1,694

Income from continuing operations before income taxes	203	85	(60)		228
Income tax expense	58	25	(30)	3v	53

Income from continuing operations	$145	$60	$(30)		$175

Income from continuing operations per basic common share attributable to Rockwell Collins common shareholders	$1.11				$1.08
Income from continuing operations per diluted common share attributable to Rockwell Collins common shareholders	$1.10				$1.07
Basic weighted average common shares outstanding	130.4		31.0	2c	161.4
Diluted weighted average common shares outstanding	131.9		31.2	2c, 2d	163.1

See accompanying "Notes to unaudited pro forma condensed combined financial statements".

Notes to unaudited pro forma condensed combined financial statements

Note 1:  Description of the transaction and basis of presentation

On October 23, 2016, Rockwell Collins and B/E Aerospace announced that the board of directors of both companies reached an agreement under which Rockwell Collins will acquire B/E Aerospace. Upon completion of the B/E Aerospace Acquisition, each issued and outstanding share of B/E Aerospace Common Stock will be converted into the right to receive the $62.00 per share merger consideration, including $34.10 in cash and a number of Rockwell Collins shares equal to the exchange ratio, which depends on the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than or equal to $77.41 and less than or equal to $89.97 per share, the exchange ratio will be the quotient of $27.90 divided by the Rockwell Collins stock price. If the Rockwell Collins stock price is greater than $89.97, the exchange ratio will be 0.3101. If the Rockwell Collins stock price is less than $77.41, the exchange ratio will be 0.3604. Accordingly, the actual number of shares and the value of Rockwell Collins common stock delivered to B/E Aerospace stockholders will depend on the Rockwell Collins stock price, and the value of the shares of Rockwell Collins common stock delivered for each such share of B/E Aerospace Common Stock may be greater than, less than or equal to $27.90. A 10% increase or decrease in the price of Rockwell Collins common stock from the closing price of Rockwell Collins common stock as of March 7, 2017 of $97.47 per share would increase the value of merger consideration to be paid by approximately $302 million or decrease the value of merger consideration to be paid by approximately $233 million, respectively.

Rockwell Collins anticipates that approximately $3.555 billion will be required to pay the aggregate cash portion of the B/E Aerospace Acquisition consideration to the B/E Aerospace stockholders. Rockwell Collins expects to issue up to $4.65 billion in aggregate principal amount of its senior unsecured notes in one or more public offerings and/or private placements (however, as described in this prospectus supplement, $300 million of the proceeds will be used to refinance existing debt unrelated to the B/E Aerospace Acquisition) and borrow up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be funded only to the extent some or all of the senior unsecured notes described above (including the notes offered hereby) are not issued prior to the consummation of the acquisition. There can be no assurance that Rockwell Collins will finance the B/E Aerospace Acquisition in the manner and amount as anticipated.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Rockwell Collins is considered to be the acquirer of B/E Aerospace for accounting purposes.

To prepare the unaudited pro forma condensed combined financial statements, Rockwell Collins adjusted B/E Aerospace's assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this prospectus supplement, Rockwell Collins has not completed the detailed valuation work necessary to finalize the required estimated fair values of the B/E Aerospace assets to be acquired and liabilities to be assumed and the related allocation of purchase price. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated net fair value of B/E Aerospace's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Also, as of the date of this prospectus supplement, Rockwell Collins has not identified all adjustments necessary to conform B/E Aerospace's accounting policies to Rockwell Collins accounting policies. Rockwell Collins will conduct a final review of B/E Aerospace's accounting policies as of the date of the completion of the B/E Aerospace Acquisition in an effort to determine if differences in accounting policies require adjustment or reclassification of B/E Aerospace's results of operations or reclassification of assets or liabilities to conform to Rockwell Collins' accounting policies and classifications. As a result of this review, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the B/E Aerospace Acquisition or the costs to achieve any such cost savings, operating synergies and revenue synergies, except for adjustments to reflect the net decrease in compensation expense related to certain B/E Aerospace executives and B/E Aerospace Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements. There were no material transactions between Rockwell Collins and B/E Aerospace during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated except as detailed in Note 3p below.

Note 2:  Preliminary consideration transferred and preliminary fair value of net assets acquired

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the estimated fair values of the B/E Aerospace identifiable assets acquired and liabilities assumed. The excess of consideration over these fair values is recorded to goodwill. The preliminary unaudited pro forma purchase price allocation was based on discussions with B/E Aerospace's management, Rockwell Collins historical experience, data that was available through the public domain, Rockwell Collins due diligence review of B/E Aerospace's business, and reviews of publicly disclosed allocations for other acquisitions in the industry. Until the B/E Aerospace Acquisition is completed, Rockwell Collins and B/E Aerospace are limited in their ability to share information with each other. Upon completion of the B/E Aerospace Acquisition, additional valuation work will be performed and any increases or decreases in the fair value of assets acquired or liabilities assumed will result in adjustments to the balance sheet and/or statement of income until the purchase price allocation is finalized. The following tables represent the estimated consideration transferred and preliminary allocation of total estimated consideration transferred as if the B/E Aerospace Acquisition occurred on December 31, 2016:

(In millions)	Note	Amount

Calculation of estimated consideration to be transferred:
Cash consideration to be paid for B/E Aerospace outstanding common stock	2a	$3,410
Cash consideration to be paid for B/E Aerospace dilutive equity holders	2b	145

Total cash consideration		3,555
Less cash acquired		(202)

Net cash consideration paid		3,353
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock	2c	3,022
Fair value of Rockwell Collins common stock to be issued for B/E Aerospace dilutive equity holders	2d	2

Total estimated consideration transferred		$6,377

(In millions)	Amount

Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets, net of cash acquired	$1,150
Property and equipment	407
Goodwill	6,272
Intangible assets	2,458
Other assets	83

Total assets	10,370
Current liabilities	(914)
B/E Aerospace debt expected to be repaid	(2,064)
Other liabilities	(1,015)

Total liabilities	(3,993)

Estimated total merger consideration	$6,377

a.
Cash consideration to be paid for B/E Aerospace outstanding common stock is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3h):

(In millions, except per share amounts)	Amount

Outstanding shares of B/E Aerospace common stock (as of February 24, 2017)	99.9
Dilutive shares of B/E Aerospace common stock entitled to merger consideration	0.1

Total estimated shares of B/E Aerospace common stock entitled to merger consideration	100.0
Cash consideration to be paid per B/E Aerospace basic share	$34.10

Cash consideration to be paid to B/E Aerospace shareholders	$3,410.00

b.
Cash consideration to be paid for each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted prior to the date of the Merger Agreement is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3h):

(In millions, except per share amounts)	Amount

Shares of B/E Aerospace dilutive security holders to be settled in cash, per Merger Agreement	2.3
Cash consideration to be paid per B/E Aerospace dilutive share	$62.00

Cash consideration to be paid to B/E Aerospace shareholders	$145.00

c.
The fair value of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock is computed as follows:

(In millions, except per share amounts)	Amount

Outstanding shares of B/E Aerospace common stock (as of February 24, 2017)	99.9
Dilutive shares of B/E Aerospace common stock entitled to merger consideration	0.1
Total estimated shares of B/E Aerospace common stock entitled to merger consideration	100.0

Exchange ratio(1)	0.3101
Shares of Rockwell Collins common stock to be issued for B/E Aerospace outstanding common stock ($0.01 par value)	31.0
Price per share of Rockwell Collins common stock as of March 7, 2017	$97.47

Fair value of Rockwell Collins common stock to be issued for B/E Aerospace common stock	$3,022

(1)   The exchange ratio is equal to 0.3101, which is the minimum exchange ratio under the two-way collar mechanism (explained in detail along with a more detailed explanation of the B/E Aerospace Acquisition consideration in Note 1), based on the price of Rockwell Collins common stock as of March 7, 2017 ($97.47).

d.
The fair value of Rockwell Collins restricted stock to be issued for each outstanding award of B/E Aerospace restricted stock and each B/E Aerospace restricted stock unit award that in each case was granted on or following the date of the Merger Agreement is computed as follows:

(In millions, except per share amounts)	Amount

Shares of B/E Aerospace dilutive security holders to be exchanged for Rockwell Collins stock, per Merger Agreement	0.3
Equity Award Exchange ratio(1)	0.6600

Shares of Rockwell Collins common stock to be issued for B/E Aerospace dilutive security holders	0.2
Price per share of Rockwell Collins common stock as of March 7, 2017	$97.47

Fair value of Rockwell Collins restricted stock to be issued for B/E Aerospace restricted stock	19
Less: Estimated fair value allocated to post-acquisition compensation expense	(17)

Fair value allocated to purchase consideration(2)	$2

(1)   The equity award exchange ratio is equal to the value of the B/E Aerospace Acquisition consideration (which is equal to $64.33, the sum of the values of the cash portion of the B/E Aerospace Acquisition consideration ($34.10) and the stock portion of the B/E Aerospace Acquisition consideration ($30.23)) divided by Rockwell Collins stock price as of March 7, 2017 ($97.47). The merger consideration is explained in detail in Note 1.

(2)   Rockwell Collins intends to conduct additional analysis to determine the fair value allocation of restricted stock between purchase consideration and post-acquisition expense.

Note 3:  Pro forma adjustments

Reclassifications

The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming B/E Aerospace's classification of certain assets, liabilities, income and expenses to Rockwell Collins classification for the combined presentation:

•
$106 million of percentage of completion program costs and estimated earnings in excess of billings have been reclassified from Inventories, net to Receivables, net

•
$540 million of Accrued liabilities have been reclassified as Compensation and benefits ($50 million), Advance payments from customers ($136 million), Accrued customer incentives ($55 million), Product warranty costs ($110 million) and Other current liabilities ($189 million)

•
$2.862 billion of Revenues have been reclassified to Product sales ($2.793 billion) and Service sales ($69 million) for the 12 months ended September 30, 2016; $730 million of Revenues have been reclassified to Product sales ($712 million) and Service sales ($18 million) for the three months ended December 31, 2016

•
$1.739 billion of Cost of sales have been reclassified to Product cost of sales ($1.707 billion) and Service cost of sales ($32 million) for the 12 months ended September 30, 2016; $458 million of Cost of sales have been reclassified to Product cost of sales ($449 million) and Service cost of sales ($9 million) for the three months ended December 31, 2016

•
$275 million and $74 million of Research, development and engineering expense has been reclassified to Product cost of sales for the 12 months ended September 30, 2016 and three months ended December 31, 2016, respectively

Adjustments to unaudited pro forma condensed combined balance sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

a.
Cash and cash equivalents

Adjustments to cash include the following;

(In millions)	Amount

Net proceeds of senior unsecured notes and new term loan	$5,811
Fees associated with bridge credit facility	(9)
Fees associated with new Rockwell Collins revolving credit facility	(2)
Scheduled payment of accrued interest on B/E Aerospace term loan	(14)
Repayment of B/E Aerospace term loan (see Note 3h)	(2,064)
Cash purchase consideration (see Note 2)	(3,555)

Pro forma adjustment, Cash and cash equivalents	$167

The $5.811 billion net cash proceeds from new financing assumes gross borrowings of $4.35 billion from the senior unsecured notes offered hereby and $1.5 billion from the new term loan. The gross proceeds from the senior unsecured notes are offset by estimated issuance fees of $39 million associated with the new senior unsecured notes. See Note 3h for additional information regarding the intended debt financing to fund the transaction.

b.
Receivables, net

The adjustment reflects the reclassification of $106 million of B/E Aerospace percentage of completion related program costs and estimated earnings in excess of billings from Inventories, net to Receivables, net in order to conform to Rockwell Collins presentation.

c.
Inventories, net

The adjustments reflect the reclassification of $106 million of percentage of completion program costs and estimated earnings in excess of billings (see Note 3b) and the elimination of $517 million of B/E Aerospace capitalized development costs on long-term seller furnished equipment (SFE) contracts. Revenue for the SFE contracts is recognized on percentage of completion (units of delivery) basis by B/E Aerospace but is expected to be recognized when realizable and earned, consistent with the guidance in Staff Accounting Bulletin 104 (SAB 104), after the B/E Aerospace Acquisition in order to conform with Rockwell Collins' accounting policies. The transition from percentage of completion to SAB 104 revenue recognition for the SFE programs is not expected to have a material impact on the timing of revenue recognition related to those programs, but will have an impact on the timing of costs as reflected in Note 3r.

d.
Goodwill

The adjustment reflects the elimination of $798 million of historical B/E Aerospace goodwill, offset by the addition of new goodwill resulting from the B/E Aerospace Acquisition. The $6.272 billion of estimated merger-related goodwill is based on the preliminary estimates and information summarized in Note 2.

e.
Intangible assets

The adjustment reflects the elimination of $213 million of historical B/E Aerospace intangible assets, offset by a preliminary fair value estimate of identifiable intangible assets acquired. The intangible assets to be acquired primarily consist of the following:

(In millions, except estimated life)	Estimated fair value	Estimated life

Acquired airline customer relationships	$1,490	10 years
Acquired OEM customer relationships	259	13 years
Acquired developed technology	709	12 years

Acquired Intangible Assets	$2,458

f.
Deferred income taxes

The net adjustment of $745 million, comprised of a $197 million reduction of deferred tax assets and a $548 million increase in deferred tax liabilities, is primarily due to recording the deferred tax impact of the acquired intangibles which are not tax deductible and the impact of the inventory adjustments related to the SFE contracts.

g.
Other assets

Adjustments reflect changes in capitalized debt issuance costs due to the following:

(In millions)	Amount

Elimination of Rockwell Collins capitalized bridge credit facility issuance costs	$(14)
Rockwell Collins new revolving credit facility fees	2

Pro forma adjustment, Other assets	$(12)

See Note 3h for additional discussion of the related changes in short and long-term debt associated with the B/E Aerospace Acquisition.

h.
Short-term debt and Long-term debt, net

Adjustments to Short-term debt and Long-term debt, net include the following:

(In millions)	Amount

Rockwell Collins borrowings pursuant to senior unsecured notes	$4,350
Capitalized debt issuance costs associated with senior unsecured notes	(39)
Rockwell Collins borrowings pursuant to term loan facility	1,500
Repayment of B/E Aerospace existing term loan facility	(2,064)
Elimination of unamortized issuance costs on repayment of B/E Aerospace existing term loan facility	27

Total	3,774
Less current portion of new term loan facility	(150)

Pro forma adjustment, Long-term debt, net	$3,624

Rockwell Collins expects to fund the cash component of the acquisition consideration and refinance debt acquired with the transaction by incurring additional indebtedness equal to issuing up to $4.35 billion in aggregate principal amount of senior unsecured notes as described in this prospectus supplement and borrowing up to $1.5 billion under a new senior unsecured syndicated term loan facility. Rockwell Collins has obtained a bridge loan commitment of $4.35 billion that would be drawn upon only to the extent some or all of the senior unsecured notes described above are not issued prior to consummation of the acquisition. Rockwell Collins also increased the amount available under its five-year senior unsecured revolving credit facility to $1.5 billion from the $1.2 billion currently available. There can be no assurance that Rockwell Collins will finance the B/E Aerospace Acquisition in the manner and amounts as anticipated.

Rockwell Collins has assumed, for purposes of the unaudited pro forma condensed combined financial statements, that it will issue additional indebtedness of $4.35 billion in aggregate principal amount of senior unsecured notes offered hereby and $1.5 billion under the new term loan facility, as described above. As described in this prospectus supplement, the Company intends to issue a total of $4.65 billion in aggregate principal amount of senior unsecured notes, however, $300 million of the proceeds will be used to refinance existing debt unrelated to the B/E Aerospace Acquisition. Further, at or shortly after completion of the B/E Aerospace Acquisition, Rockwell Collins expects to repay the outstanding $2.064 billion principal amount of B/E Aerospace's existing term loan facility, which includes $27 million unamortized issuance costs. Actual amounts could differ from these assumptions. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 has been adjusted to reflect the B/E Aerospace Acquisition as if it occurred on December 31, 2016, and consequently, in connection with obtaining the anticipated debt financing on such date, $41 million of financing costs were recorded in Long-term Debt, Net on the unaudited pro forma condensed combined balance sheet.

i.
Accounts payable

The adjustments reflect the accrual of $26 million of Rockwell Collins estimated transaction cost related payments and $48 million of B/E Aerospace estimated transaction cost related payments expected to be made subsequent to December 31, 2016.

j.
Current liabilities

The adjustments reflect the reclassification of $540 million of B/E Aerospace current liabilities from Accrued liabilities to Compensation and benefits ($50 million), Advance payments from customers ($136 million), Accrued customer incentives ($55 million), Product warranty costs ($110 million) and Other current liabilities ($189 million) in order to conform to Rockwell Collins presentation.

k.
Compensation and benefits

Adjustments include the reclassification of $50 million of B/E Aerospace compensation and benefit liabilities from Accrued liabilities (see Note 3j) and the accrual of $59 million in change of control severance obligations and transaction bonuses due to certain B/E Aerospace executives.

l.
Other current liabilities

Adjustments to Other current liabilities include the following:

(In millions)	Amount

Reclassification from Accrued liabilities (see Note 3j)	$189
Decrease in interest payable due to repayment of B/E Aerospace term loan facility	(14)
Tax impact of transaction costs	$(36)

Pro forma adjustment, Other current liabilities	$139

m.
Shareowners' equity

Adjustments to Shareowners' equity include the elimination of B/E Aerospace's historical equity balances, including the following:

(In millions)	Amount

Common stock	$(1)
Additional paid-in capital	806
Retained earnings	(1,458)
Accumulated other comprehensive loss	166
Common stock in treasury, at cost	271
Pro forma adjustment, Shareowners' equity	$(216)

n.
Additional paid-in capital

Adjustments include $3.024 billion of new equity related to the issuance of Rockwell Collins common shares as merger consideration (see Note 2) and the elimination of B/E Aerospace's historical deficit of $806 million (see Note 3m).

o.
Retained earnings

Adjustments to Retained earnings include the following:

(In millions)	Amount

Elimination of B/E Aerospace historical balance (see Note 3m)	$(1,458)
Rockwell Collins transaction related costs expected to be incurred after December 31, 2016	(26)
Transaction bonuses due to certain B/E Aerospace executives	(28)
Rockwell Collins bridge credit facility fees (see Notes 3a and 3g)	(23)
Tax benefit of bridge credit facility fees and executive compensation	24

Pro forma adjustment, Retained earnings	$(1,511)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statement of income:

p.
Revenues, Product sales and Service sales

The adjustments reflect reclassifications to reflect the segmentation of B/E Aerospace Revenues into Product sales and Service sales in order to conform to Rockwell Collins presentation. In addition, the adjustments reflect the elimination of product sales between Rockwell Collins and B/E Aerospace.

q.
Cost of sales, Product cost of sales and Service cost of sales

The adjustments reflect reclassifications to reflect the segmentation of B/E Aerospace Cost of sales into Product cost of sales and Service cost of sales in order to conform to Rockwell Collins presentation.

r.
Product cost of sales

Adjustments to Product cost of sales include the following:

(In millions)	Twelve months ended September 30, 2016	Three months ended December 31, 2016

Reclassification of B/E Aerospace Cost of sales (see Note 3q)	$1,707	$449
Reclassification of B/E Aerospace Research, development and engineering costs (see Note 3t)	275	74
Amortization of new acquired intangible assets (see Note 3e)	228	57
Expense net costs capitalized for long-term SFE contracts (see Note 3c)	101	10
Eliminate B/E Aerospace historical intangible asset amortization expense	(18)	(4)
Eliminate costs related to sales between Rockwell Collins and B/E Aerospace	(1)	—

Pro forma adjustment, Product cost of sales	$2,292	$586

The amortization expense of new acquired intangible assets reflects straight-line amortization utilizing the asset values and useful lives described in Note 3e. The elimination of net costs capitalized for program assets represents the net increase in capitalized program assets during the 12 months ended September 30, 2016 and three months ended December 31, 1016, respectively.

s.
Selling, general and administrative expenses

Adjustments for the three months ended December 31, 2016 reflect $28 million of transaction related costs incurred, $17 million by B/E Aerospace and $11 million by Rockwell Collins, as well as a $1 million net decrease in compensation expense related to certain B/E Aerospace executives and Board members for whom employment terminates immediately upon change in control in accordance with existing employment arrangements. Adjustments for the 12 months ended September 30, 2016 include a $3 million net decrease in compensation expense related to certain B/E Aerospace executives and Board members.

t.
Research, development and engineering

The adjustment reflects the reclassification of B/E Aerospace research, development and engineering costs from Research, development and engineering to Product cost of sales in order to conform to Rockwell Collins presentation.

u.
Interest expense

Adjustments reflect the net increase in interest expense and debt issuance cost amortization related to new debt to finance a portion of the acquisition and the repayment of the existing debt of B/E Aerospace as presented below:

(In millions)	Twelve months ended September 30, 2016	Three months ended December 31, 2016

For new debt related to the acquisition:
New senior unsecured notes interest expense	$152	$38
Term loan interest expense	38	9
New senior unsecured notes issuance cost amortization	4	1
For debt expected to be repaid pursuant to the acquisition:
B/E Aerospace term loan interest expense	(87)	(22)
B/E Aerospace term loan issuance cost amortization	(4)	(1)
Rockwell Collins credit facility issuance cost amortization	(2)	—

Pro forma adjustment, Interest expense	$101	$25

A 0.125% variance in the interest rate for the new senior unsecured notes would change interest expense for the 12 months ended September 30, 2016 and three months ended December 31, 2016 by approximately $5 million and $1 million, respectively. A 0.125% variance in the variable interest rate for the term loan would change interest expense for the year ended September 30, 2016 and three months ended December 31, 2016 by approximately $2 million and $0 million, respectively.

v.
Income tax expense

Adjustment reflects the applicable tax provision on the pro forma adjustments presented in the unaudited pro forma condensed combined statement of income. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes.

Description of the Notes

We will issue the Notes under a supplemental indenture to our indenture, dated as of November 1, 2001, as supplemented as of December 4, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. The following includes a summary of certain material provisions of the indenture and is qualified in its entirety by reference to the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights as a holder of the Notes. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture has been incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. The following description of the particular terms of the Notes supplements and, to the extent inconsistent, replaces the description in the accompanying prospectus of the general terms and provisions of our debt securities. As used in this "Description of the Notes," the terms the "Company," "we," "us" and "our" refer to Rockwell Collins, Inc. only and not to its subsidiaries.

General

Each series of Notes will constitute a single series of debt securities described in the accompanying prospectus. The 2019 Notes will be issued in an initial aggregate principal amount of $             . The 2022 Notes will be issued in an initial aggregate principal amount of $             . The 2024 Notes will be issued in an initial aggregate principal amount of $             . The 2027 Notes will be issued in an initial aggregate principal amount of $             . The 2047 Notes will be issued in an initial aggregate principal amount of $             . The Notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2019 Notes will mature on                           , 2019. The 2022 Notes will mature on                           , 2022. The 2024 Notes will mature on                           , 2024. The 2027 Notes will mature on                           , 2027. The 2047 Notes will mature on                           , 2047. Each series of Notes and any future debt securities issued under the indenture will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will not be subject to any sinking fund provisions.

Other than the protections which may otherwise be afforded holders of the Notes as a result of the operation of the covenants described under "—Certain Covenants" and "—Offer to Repurchase Upon a Change of Control Triggering Event," there are no covenants or other provisions which may afford holders of the Notes protection in the event of a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Interest

The 2019 Notes will bear interest at the rate of         % per annum. The 2022 Notes will bear interest at the rate of         % per annum. The 2024 Notes will bear interest at the rate of         % per annum. The 2027 Notes will bear interest at the rate of         % per annum. The 2047 Notes will bear interest at the rate of         % per annum.

Interest on the 2019 Notes is payable semi-annually, in arrears, on                           and                            of each year, beginning                           , 2017, to the registered owners of the

2019 Notes at the close of business on the                           or                            , as the case may be, immediately preceding the applicable interest payment date. Interest on the 2022 Notes is payable semi-annually, in arrears, on                           and                            of each year, beginning                           , 2017, to the registered owners of the 2022 Notes at the close of business on the                            or                            , as the case may be, immediately preceding the applicable interest payment date. Interest on the 2024 Notes is payable semi-annually, in arrears, on                            and                           of each year, beginning                           , 2017, to the registered owners of the 2024 Notes at the close of business on the                           or                            , as the case may be, immediately preceding the applicable interest payment date. Interest on the 2027 Notes is payable semi-annually, in arrears, on                           and                            of each year, beginning                            , 2017, to the registered owners of the 2027 Notes at the close of business on the                           or                            , as the case may be, immediately preceding the applicable interest payment date. Interest on the 2047 Notes is payable semi-annually, in arrears, on                           and                            of each year, beginning                           , 2017, to the registered owners of the 2047 Notes at the close of business on the                           or                            , as the case may be, immediately preceding the applicable interest payment date.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Further Notes

We may from time to time, without notice to or the consent of the holders of any series of the Notes, create and issue further Notes of any series ranking equally and ratably with the Notes of such series in all respects (or in all respects except for the issue date, issue price, payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes), so that these further Notes will be consolidated and form a single series with the Notes of such series and have the same terms as to status, redemption or otherwise as the Notes of such series, provided that if such further Notes are not fungible for United States federal income tax purposes, the further Notes of such series will have a separate CUSIP number. We refer to the issuance of further Notes as a "further issuance."

Optional redemption

The 2019 Notes may be redeemed at any time or from time to time prior to maturity, the 2022 Notes may be redeemed at any time or from time to time prior to                           , 2022 (one month prior to the maturity date of the 2022 Notes), the 2024 Notes may be redeemed at any time or from time to time prior to                           , 2024 (two months prior to the maturity date of the 2024 Notes), the 2027 Notes may be redeemed at any time or from time to time prior to                           , 2026 (three months prior to the maturity date of the 2027 Notes) and the 2047 Notes may be redeemed at any time or from time to time prior to                           , 2046 (six months prior to the maturity date of the 2047 Notes), in each case, in whole or in part, at our option, at a redemption price equal to the greater of:

(i)    100% of the principal amount of the Notes being redeemed; and

(ii)   the sum of the present values of the remaining scheduled payments on the Notes being redeemed, assuming for such purpose that the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes matured on the applicable par call date, excluding interest accrued as of the redemption date and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus                           basis points, in the case of the 2019 Notes,                           basis points, in the case of the 2022 Notes,                             basis points, in the case of the 2024 Notes,                           basis points, in the case of the 2027 Notes, and                           basis points, in the case of the 2047 Notes;

plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

The 2022 Notes may be redeemed at any time or from time to time on or after                           , 2022 (one month prior to the maturity date of the 2022 Notes), the 2024 Notes may be redeemed at any time or from time to time on or after                           , 2024 (two months prior to the maturity date of the 2024 Notes), the 2027 Notes may be redeemed at any time or from time to time on or after                           , 2026 (three months prior to the maturity date of the 2027 Notes) and the 2047 Notes may be redeemed at any time or from time to time on or after                           , 2046 (six months prior to the maturity date of the 2047 Notes), in each case, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed.

For purposes of these redemption provisions, the following definitions will apply:

"Treasury rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the redemption date. The treasury rate shall be calculated by the independent investment banker on the third business day preceding the redemption date.

"Comparable treasury issue" means the United States Treasury security selected by the independent investment banker and having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes matured on the applicable par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

"Comparable treasury price" means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the independent investment banker obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations.

"Independent investment banker" means one of the reference treasury dealers selected by us or, if that firm is unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

"Par call date" means, (i) with respect to the 2022 Notes,                           , 2022 (one month prior to the maturity date of the 2022 Notes); (ii) with respect to the 2024 Notes,                            , 2024 (two months prior to the maturity date of the 2024 Notes); (iii) with respect to the 2027 Notes,                           , 2026 (three months prior to the maturity date of the 2027 Notes); and (iv) with respect to the 2047 Notes,                           , 2046 (six months prior to the maturity date of the 2047 Notes).

"Reference treasury dealer" means each of (i) J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "primary treasury dealer"), we shall substitute another primary treasury dealer and (ii) any other primary treasury dealers selected by us after consultation with the independent investment banker.

"Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

"Remaining scheduled payments" means, with respect to the Notes to be redeemed, the remaining scheduled payments of the principal of and interest on those Notes that would be due after the related redemption date but for the redemption.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption. On or before any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed. If less than all the Notes are to be redeemed, the Notes to be redeemed will be selected in accordance with the procedures of DTC.

Special acquisition redemption

In the event that (i) we terminate or abandon the B/E Aerospace Acquisition before 5:00 p.m. (New York City time) on October 21, 2017 or (ii) the Merger Agreement is terminated at any time before 5:00 p.m. (New York City time) on October 21, 2017, we will redeem all outstanding 2022 Notes, 2024 Notes, 2027 Notes and 2047 Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the special acquisition redemption date. The "special acquisition redemption date" means the earlier to occur of (1) November 20, 2017 (or if such day is not a business day, the first business day thereafter), or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

If we are required to redeem the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes pursuant to the special acquisition redemption, we will cause the notice of special acquisition redemption to be delivered to each registered holder of such Notes, with a copy to the trustee, within five business days after the occurrence of the event that requires us to redeem. If funds sufficient to pay the special acquisition redemption price of all Notes to be redeemed on the special acquisition redemption date are deposited with the trustee on or before such special acquisition redemption date, plus accrued and unpaid interest, if any, to but excluding the special acquisition redemption date, such Notes will cease to bear interest and all rights under such Notes shall terminate (other than in respect of the right to receive the special acquisition redemption price, plus accrued and unpaid interest to but excluding the special acquisition redemption date).

The 2019 Notes are not subject to this special acquisition redemption provision.

Offer to repurchase upon a change of control triggering event

If a change of control triggering event occurs, to the extent we have not exercised our option to redeem the Notes as described above, we will be required to make an offer (the "change of control offer") to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes on the terms set forth in the Notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the "change of control payment").

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will deliver a notice to holders of the Notes describing the transaction or transactions that constitute or may constitute the change of control triggering event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed (the "change of control payment date"). The notice will, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date and that, at our discretion, the change of control payment date may be delayed until such time as the change of control shall occur, or that such repurchase may not occur and such notice may be rescinded in the event that we shall determine that such condition will not be satisfied by the change of control payment date (without prejudice to our obligation to make a change of control offer if in fact a change of control triggering event subsequently occurs).

On the change of control payment date, we will, to the extent lawful:

•
accept for payment all Notes or portions of Notes properly tendered pursuant to the change of control offer;

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deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered; and

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deliver or cause to be delivered to the trustee for cancellation the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

Notwithstanding the above, we will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer to be made by us and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with our repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the Notes by virtue of any such conflict.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of a particular series properly tender and do not withdraw such Notes in a change of control offer and we, or any third party making a change of control offer in lieu of us as described above, purchase all of the Notes of such series properly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 15 days nor more than 60 days' prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all Notes of the applicable series that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of such Notes being redeemed, plus accrued and unpaid interest, if any, on such Notes to, but not including, the date of redemption.

For purposes of the change of control offer provisions of the Notes, the following definitions will apply:

"Change of control" means the occurrence of any of the following:

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the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our and our subsidiaries' properties and assets, taken as a whole, to one or more "persons" (as that term is defined in the indenture) (other than our company or one of our subsidiaries).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

"Change of control triggering event" means the occurrence of both a change of control and a rating event.

"Fitch" means Fitch Ratings, Inc. and its successors.

"Investment grade rating" means a rating equal to or higher than BBB– (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

"Moody's" means Moody's Investors Service Inc. and its successors.

"Rating agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody's or S&P, or any of them, as the case may be.

"Rating event" means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the applicable series of Notes below an investment grade rating or (y) publicly announces that it is no longer considering such Notes for possible downgrade, provided that no such extension shall occur if on such 60th day the applicable series of Notes is rated with an investment grade rating by at least one of such rating agencies in question and is not subject to review for possible downgrade by such rating agency) after the earlier of (1) the occurrence of a change of control and (2) public notice of (i) the occurrence of a change of control or (ii) an arrangement that could result in a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if any rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

"S&P" means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

"Voting stock" means, with respect to any specified person as of any date, the capital stock of the person then outstanding that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our and our subsidiaries' properties and assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder's Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries' properties and assets taken as a whole to another person or group may be uncertain.

Certain covenants

The covenants described herein under "—Limitation on Liens" and "—Limitation on Sale and Lease-Back Transactions" (including related definitions) will be applicable to the Notes in lieu of the covenants and related definitions described under the sections entitled "Description of Debt Securities—Certain Covenants—Limitation on Liens" and "Description of Debt Securities—Certain Covenants—Limitation on Sale and Lease-Back Transactions" in the accompanying prospectus.

Definitions.    The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture. We refer you to the indenture for a full description of all of these terms, as well as any other terms used for which no definition is provided.

"Funded debt" means:

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indebtedness for money borrowed having a maturity of more than 12 months;

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all obligations in respect of lease rentals appearing as non-current liabilities on our balance sheet under generally accepted accounting principles; and

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the higher of the par value or liquidation value of preferred stock of a restricted subsidiary that is not owned by us or a wholly-owned restricted subsidiary,

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provided that funded debt does not include certain debt subordinate to the Notes.

"Principal property" includes any real property (including buildings and other improvements) of ours or a restricted subsidiary, owned at or acquired after the issue date of the Notes (other than any pollution control facility, cogeneration facility or small power production facility), which:

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has a book value in excess of 5% of shareowners' equity; and

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in the opinion of our board of directors or committee thereof is of material importance to the total business conducted by us and our restricted subsidiaries taken as a whole.

"Restricted subsidiary" means any of our subsidiaries that is not an unrestricted subsidiary.

"Unrestricted subsidiary" means any of our subsidiaries that we designate as an unrestricted subsidiary. We may from time to time designate any restricted subsidiary as an unrestricted subsidiary and any unrestricted subsidiary as a restricted subsidiary; provided that:

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we may not designate a subsidiary as an unrestricted subsidiary unless at the time of the designation the subsidiary does not own, directly or indirectly, any capital stock of any restricted subsidiary or any funded debt or secured debt of ours or any of our restricted subsidiaries; and

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we may not designate a subsidiary as restricted or unrestricted unless, immediately after the designation, no default or event of default under the indenture will exist.

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Unrestricted subsidiaries will not be restricted by the various provisions of the indenture applicable to restricted subsidiaries.

"Sale and lease-back transaction" means, subject to certain exceptions, sales or transfers of any principal property owned by us or any restricted subsidiary which has been in full operation for more than 180 days prior to the sale or transfer, where we have or the restricted subsidiary has the intention of leasing back the property for more than 36 months but discontinuing the use of the property on or before the expiration of the term of the lease.

"Secured debt" means indebtedness for money borrowed (other than indebtedness among us and our restricted subsidiaries) that is secured by a mortgage or other lien on any of principal properties of ours or a restricted subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a restricted subsidiary owning such principal property.

"Shareowners' equity" means, as of the date of computation (or, at our option, the end of our most recently ended quarter for which internal financial statements are available), the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of our capital stock held in treasury, of ours and the restricted subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles; provided that any determination of shareowners' equity for purposes of the covenants described herein shall be made without giving effect to the implementation of Financial Accounting Standards Board Statement No. 158 (or its equivalent in the Accounting Standards Codification or any subsequent codification thereof).

Limitations on liens.    We and our restricted subsidiaries may not create, incur, assume or suffer to exist any secured debt without equally and ratably securing the outstanding Notes. These restrictions do not apply to:

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secured debt existing at the issue date of the Notes;

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liens on property acquired, constructed or owned by us or a restricted subsidiary and incurred to secure all or any part of the purchase price of the property or to secure all or part of the cost of the construction or any repairs, improvements or additions thereon, provided such incurrence is at the time of, or within 12 months after, the acquisition or the completion of such construction, repairs, improvements or addition to the property subject to the lien;

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mortgages on property created within 12 months of completion of construction of a new plant or plants on the property to secure all or part of the cost of the construction;

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liens on property existing at the time the property is acquired;

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liens on stock acquired after the issue date of the Notes existing at the time of the acquisition thereof, if the aggregate cost of all stock subject to those liens does not exceed 10% of shareowners' equity;

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liens securing indebtedness of a successor corporation of ours to the extent the successor is permitted by the indenture;

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liens securing indebtedness of a restricted subsidiary outstanding at the time it became a restricted subsidiary;

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liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any restricted subsidiary;

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liens on property or on the outstanding shares or indebtedness of a corporation existing at the time the corporation becomes a restricted subsidiary;

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liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state or municipal government or other governmental body or agency;

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extensions, renewals or replacements of the foregoing permitted liens to the extent of their original amounts plus fees and expenses, including premiums, and accrued and unpaid interest related to the extension, renewal or replacement of the underlying secured debt;

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liens in connection with government and certain other contracts;

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certain liens in connection with taxes or legal proceedings;

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certain other liens not related to the borrowing of money; and

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liens in connection with sale and lease-back transactions as described under "—Limitations on Sale and Lease-Back Transactions".

In addition, we and our restricted subsidiaries may have secured debt without equally and ratably securing the outstanding Notes if the sum of:

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the amount of the secured debt (other than secured debt otherwise permitted under our indenture as described above), plus

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the aggregate value of sale and lease-back transactions (subject to certain exceptions) described below, does not exceed 10% of shareowners' equity.

Limitations on sale and lease-back transactions.    We and our restricted subsidiaries may not enter into sale and lease-back transactions unless:

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we or our restricted subsidiaries are entitled to incur secured debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding Notes; or

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an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our board of directors is applied within 180 days of the transaction:

  •
  to the retirement of consolidated funded debt or indebtedness or ours or a restricted subsidiary that was funded debt at the time it was created; or

  •
  to the purchase of other principal property having a value at least equal to the greater of the amounts; or

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the sale and lease-back transaction was an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state, municipal government or other governmental body or agency.

Discharge and defeasance

The provisions of the indenture relating to satisfaction and discharge and defeasance described under "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus apply to the Notes.

Events of default

The provisions of the indenture relating to events of default described under "Description of Debt Securities—Defaults and Certain Rights on Default" in the accompanying prospectus apply to the Notes.

Book-entry system

Each series of Notes will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below. One or more fully registered global certificates representing the Notes (the "global securities") will be issued for the Notes of each series, in the aggregate principal amount thereof, and will be deposited with or on behalf of The Depository Trust Company ("DTC"), as depositary, and registered in the name of Cede & Co., as DTC's nominee. The provisions set forth under "Description of debt securities—Global securities" in the accompanying prospectus will apply to the Notes.

Investors may elect to hold interests in the global securities through:

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DTC in the United States; or

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in Europe, (i) Clearstream Banking, société anonyme ("Clearstream"), or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. currently acts as U.S. depositary for Clearstream and JPMorgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacities, the "U.S. depositaries").

DTC

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("DTC participants") deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream participants") and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies, that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear operator"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "terms and conditions"). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Book-entry system procedures

Purchases of notes under DTC's system must be made by or through direct DTC participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchasers of the notes represented by a global security, who are the beneficial owners of the notes, is in turn to be recorded on the direct and indirect DTC participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in any global security representing notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of any global security representing notes will not receive notes in definitive form representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued or certain other events described herein occur.

The deposit of global securities with or on behalf of DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the notes. DTC's records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. DTC participants are responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the interest of each DTC participant in the notes to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to the global securities representing the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the global securities representing the notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct DTC participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of those DTC participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of those payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by DTC or the direct or indirect DTC participants or for maintaining or reviewing any records of DTC or the direct or indirect DTC participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. If that occurs and a successor securities depositary is not obtained, notes in definitive form are required to be printed and delivered. Additionally, we may decide to discontinue use of a system of book-entry transfers through DTC (or a successor securities depositary). In that event, notes in definitive form will be printed and delivered.

The information in this section concerning DTC, Clearstream and Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

U.S. federal income tax considerations to non-U.S. holders

The following is a general discussion of the U.S. federal income tax consequences generally applicable to the ownership and disposition of Notes to non-U.S. holders (as defined below) that acquire the Notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). State, local, estate and foreign tax consequences are not summarized, nor are tax consequences to special classes of persons including certain former citizens and former long-term residents of the United States, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, partnerships or other "pass through" entities or investors in any such entity, tax-exempt organizations, banks or other financial institutions, brokers, dealers or traders in securities, commodities or currencies, or insurance companies. Tax consequences may vary depending upon the particular status of an investor. This summary deals only with persons who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Potential investors should consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the Notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

A "non-U.S. holder" means any beneficial owner of a Note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a "U.S. holder." For purposes of this discussion, a "U.S. holder" means a beneficial owner of a Note (as determined for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Stated interest

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid or accrued on a Note if: (1) the interest is not effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (2) the non-U.S. holder satisfies the following requirements:

(1)   the non-U.S. holder does not actually or constructively own 10% or more of our voting stock;

(2)   the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3)   the non-U.S. holder certifies to its non-U.S. status and that no withholding is required pursuant to FATCA (discussed below) on a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the Notes if the non-U.S. holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, where required by an applicable treaty, is attributable to a permanent establishment or fixed base within the U.S. (generally, by providing a properly completed IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, the non-U.S. holder will generally be subject to U.S. withholding tax on payments of stated interest, currently imposed at a rate of 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E).

Disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of a Note, unless:

(1)   the non-U.S. holder holds the Note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2)   in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Information reporting and backup withholding

A non-U.S. holder may be required to comply with certain certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding tax with respect to payments of principal and interest on, or the proceeds of the sale or other disposition of, a Note. Such requirements are generally satisfied by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), as described above. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability; provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a Note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

FATCA

Pursuant to certain provisions of the Code referred to as the Foreign Account Tax Compliance Act ("FATCA"), withholding at a rate of 30% will generally be required in certain circumstances on interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, in certain circumstances, interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Notes held by an investor that is a nonfinancial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the IRS. Accordingly, the entity through which the Notes are held will affect the determination of whether withholding under the rules described in this paragraph is required. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the Notes.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement, between us and the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Underwriter	Principal amount of 2019 Notes	Principal amount of 2022 Notes	Principal amount of 2024 Notes	Principal amount of 2027 Notes	Principal amount of 2047 Notes

J.P. Morgan Securities LLC	$	$	$	$	$
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA Inc.

Total	$	$	$	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes if any such Notes are taken.

The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the 2019 Notes to certain dealers at prices that represent a concession not in excess of         % of the principal amount of the 2019 Notes, the 2022 Notes to certain dealers at prices that represent a concession not in excess of         % of the principal amount of the 2022 Notes, the 2024 Notes to certain dealers at prices that represent a concession not in excess of         % of the principal amount of the 2024 Notes, the 2027 Notes to certain dealers at prices that represent a concession not in excess of         % of the principal amount of the 2027 Notes and the 2047 Notes to certain dealers at prices that represent a concession not in excess of         % of the principal amount of the 2047 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of (i)          % of the principal amount of the 2019 Notes, (ii)          % of the principal amount of the 2022 Notes, (iii)          % of the principal amount of the 2024 Notes, (iv)          % of the principal amount of the 2027 Notes and (v)           % of the principal amount of the 2047 Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the Notes:

Paid by us

Per 2019 Note		%
Total	$
Per 2022 Note		%
Total	$
Per 2024 Note		%
Total	$
Per 2027 Note		%
Total	$
Per 2047 Note		%
Total	$

Total	$

Expenses associated with this offering to be paid by us, excluding underwriting discounts, are estimated to be approximately $             .

We expect that delivery of the Notes will be made to investors on or about                      , 2017, which will be the             business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required, subject to certain exceptions, to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next             succeeding business days will be required, by virtue of the fact that the Notes will initially settle in T+             , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Those purchasers should consult their advisors.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Each series of Notes is a new issue of securities, and there are currently no established trading markets for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, investment management, investment banking, derivatives and/or financial advisory and other commercial transactions and services in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, J.P. Morgan Securities LLC is acting as sole financial advisor to us in connection with the B/E Aerospace Acquisition and, as such, may receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. On December 16, 2016 we entered into (i) the Bridge Credit Agreement with, among others, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc. and Mizuho Securities USA Inc., each of which is acting as an underwriter for this offering, (ii) the Term Loan Credit Agreement with, among others, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc. and Mizuho Securities USA Inc., each of which is acting as an underwriter for this offering, and (iii) the Five-Year Credit Agreement with, among others, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc. and Mizuho Securities USA Inc., each of which is acting as an underwriter for this offering. The commitments made by the lenders under the Bridge Credit Facility will be reduced on a dollar-for-dollar basis with the net proceeds of this offering of the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes.

Offering restrictions

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of Notes may be made to the public in that Relevant Member State other than:

(a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a)-(c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any Notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any Notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Notes in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to any Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(a)   to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)   where no consideration is or will be given for the transfer;

(c)    where the transfer is by operation of law;

(d)   as specified in Section 276(7) of the SFA; or

(e)   as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Validity of the Notes

The validity of the Notes offered by this prospectus supplement and the accompanying prospectus will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

Our consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended September 30, 2016, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of B/E Aerospace, Inc. and subsidiaries, incorporated by reference in this prospectus supplement from B/E Aerospace, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 28, 2017, and the effectiveness of B/E Aerospace, Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.rockwellcollins.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

B/E Aerospace is also subject to the information and reporting requirements of the Exchange Act and files periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC's public reference room and by accessing the website of the SEC referred to above.

 Documents incorporated by reference

The SEC allows us to "incorporate by reference" in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement:

•
our Annual Report on Form 10-K for the year ended September 30, 2016;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016;

•
our Current Reports on Form 8-K filed on October 24, 2016, October 27, 2016, December 22, 2016, January 10, 2017, February 6, 2017 and March 16, 2017;

•
all information in our proxy statement filed with the SEC on December 15, 2016 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2016; and

•
the financial statements of B/E Aerospace and notes related thereto contained in B/E Aerospace's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on October 28, 2016.

Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents incorporated by reference into this prospectus supplement (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents) at no cost to you by writing or telephoning us at the following address:

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa 52498
Attention: Office of the Corporate Secretary
(319) 295-1000

PROSPECTUS

Rockwell Collins, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants to Purchase Debt Securities
Warrants to Purchase Common Stock
Warrants to Purchase Preferred Stock

        We may offer, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific prices and terms of the securities being offered and the specific manner in which they will be offered in one or more supplements to this prospectus. The prospectus supplements may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before you make your investment decision.

        We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. These securities also may be resold by selling securityholders, whether or not they own securities on the date hereof. We or the selling securityholders, as applicable, reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts and the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "COL". Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

        Investing in these securities involves certain risks. See "Risk Factors" on page 6 and in the documents incorporated by reference for information you should carefully consider before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2017

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), using a "shelf" registration process. Under this process, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.

        This prospectus only provides you with a general description of the securities we may offer and the manner in which we may offer them. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the manner in which they will be offered. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus prepared by or on behalf of us, together with the additional information described below under the headings "Where You Can Find More Information" and "Documents Incorporated by Reference".

        We have not authorized anyone to provide you with different information from the information contained in or incorporated by reference in this prospectus, in any applicable prospectus supplement and any applicable free writing prospectus prepared by or on behalf of us. In the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer or solicitation is not permitted or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

        References in this prospectus to "Rockwell Collins", "we", "us" and "our" are to Rockwell Collins, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.rockwellcollins.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus.

        You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

 DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

  •
  our Annual Report on Form 10-K for the year ended September 30, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended December, 2016;

  •
  our Current Reports on Form 8-K filed on October 24, 2016, October 27, 2016, December 22, 2016, January 10, 2017, February 6, 2017 and March 16, 2017;

  •
  all information in our proxy statement filed with the SEC on December 15, 2016 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2016;

  •
  the description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended (File No. 001-16445), filed with the SEC pursuant to Section 12(b) of the Exchange Act; and

  •
  the financial statements of B/E Aerospace and notes related thereto contained in B/E Aerospace's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on October 28, 2016.

        Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents) at no cost to you by writing or telephoning us at the following address:

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa 52498
Attention: Office of the Corporate Secretary
(319) 295-1000

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement and documents that are incorporated by reference herein or therein contain statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among other things, the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the "Risk Factors" sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

        You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

 THE COMPANY

        We design, produce and support communications and aviation systems for commercial and military customers and provide information management services through voice and data communication networks and solutions worldwide. The integrated system solutions and products we provide to our served markets are oriented around a set of core competencies: communications, navigation, automated flight control, displays/surveillance, simulation and training, integrated electronics and information management systems. We also provide a wide range of services and support to our customers through a worldwide network of service centers, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. The structure of our business allows us to leverage these core competencies across markets and applications to bring high value solutions to our customers. We operate in multiple countries and are headquartered in Cedar Rapids, Iowa. Our Company's heritage is rooted in the Collins Radio Company, established in 1933. Rockwell Collins, Inc., the parent company, is incorporated in Delaware.

        Our principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498, and our telephone number is (319) 295-1000. We maintain a website at https://www.rockwellcollins.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the information included and incorporated by reference in this prospectus and the applicable prospectus supplement before you decide to purchase these securities, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended September 30, 2016, as updated by periodic and current reports that we file with the SEC after the date of this prospectus.

        The occurrence of any of these risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline and you could lose all or part of your investment in these securities. Please also refer to the section above entitled "Cautionary Note Regarding Forward-Looking Statements".

 USE OF PROCEEDS

        Unless otherwise specified in an accompanying prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. General corporate purposes may include, without limitation, repayment of debt, acquisitions, investments, additions to working capital, share repurchases, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested before use.

        Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

 RATIO OF OUR EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Three Months Ended December 31, 2016	Fiscal Year Ended September 30,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	9	11	12	12	18	17

(1)
In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. Fixed charges are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

 DESCRIPTION OF DEBT SECURITIES

        We may issue the debt securities offered by this prospectus under an existing indenture dated as of November 1, 2001, as supplemented as of December 4, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. We have summarized certain provisions of this indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus.

        We encourage you to carefully read the summary below, the applicable prospectus supplements and the indenture.

General

        Our existing indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments, different rates of interest and be denominated in different currencies.

        The applicable prospectus supplement will describe the terms of any series of debt securities being offered, including the following:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

  •
  the date or dates on which the principal (and any premium) will be payable;

  •
  any annual rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

  •
  the date or dates from which interest will accrue and the date or dates on which interest will be payable;

  •
  the place or places where payments will be made;

  •
  any provisions for redemption of the debt securities at our option;

  •
  any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

  •
  the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

  •
  whether we will issue the debt securities as registered securities, bearer securities or both, and other terms with respect to bearer securities;

  •
  whether we will issue the debt securities in whole or in part in the form of global securities, the depositary for global securities and provisions for exchanging debt securities;

  •
  whether we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

  •
  any provision that would determine payments on the debt securities by reference to an index;

  •
  the person to whom we will pay any interest, if other than the record holder on the applicable record date;

  •
  the extent to which any interest payable on any temporary global security will be paid if other than in the manner provided in the indenture;

  •
  any changes in or additions to the events of default or covenants contained in the indenture;

  •
  any defeasance or covenant defeasance provisions;

  •
  the designation of the initial exchange rate agent, if applicable;

  •
  any conversion or exchange features of the debt securities;

  •
  the identity of the trustee, authenticating agent, security registrar and/or paying agent, if other than the trustee; and

  •
  any other terms of the debt securities (which will not conflict with the terms of the indenture).

        We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any material special U.S. federal income tax considerations or other material special considerations applicable to debt securities we sell at an original issue discount, we will describe them in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement any material special U.S. federal income tax considerations and any other material special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

        Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under "—Certain Covenants". Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described under "—Certain Covenants" below or as may be made applicable to the debt securities as described in the applicable prospectus supplement, there are no covenants or other provisions that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Form, Denominations, Transfer and Exchange

        We may issue debt securities as registered securities, bearer securities or as both registered securities and bearer securities. Unless we indicate otherwise in the applicable prospectus supplement, we will issue registered securities denominated in U.S. dollars in multiples of $1,000 and bearer securities denominated in U.S. dollars in multiples of $10,000. The indenture provides that we may issue debt securities in global form. Please see "—Global Securities" below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities (other than global securities) will have interest coupons attached.

        You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in the applicable prospectus supplement. This may be done without service charge but we may require payment of related taxes or other governmental charges. Bearer securities and the attached coupons will be transferable by delivery.

Global Securities

        We may issue the debt securities of any series in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary that we identify in the applicable prospectus supplement and that we may register in the name of the depositary or the depositary's nominee. We may issue global securities in fully registered or bearer form and in either temporary or permanent form.

        We anticipate that the following provisions will generally apply to depository arrangements. We will describe in the applicable prospectus supplement whether all or any part of the debt securities will be issued in the form of one or more global securities.

        Upon the issuance of a registered global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary (those institutions with accounts with the depositary are referred to in this prospectus as participants). These accounts will be designated by the underwriters, dealers or agents engaging in the distribution of the debt securities or by us if we offer and sell the debt securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

        Unless otherwise specified in the applicable prospectus supplement, payment of principal of, premium, if any, and any interest on debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible for any aspect of the depositary's records or any participant's records relating to, or payments made by the depositary or any participants on account of, beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible or liable for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to beneficial ownership interests.

        We expect that the depositary or its nominee, upon receipt of any payment in respect of any registered global security, immediately will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through the participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name". Those payments will be the sole responsibility of those participants.

        If a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of the series to participants in exchange for the global security or securities representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global securities. In that event, we will issue individual debt securities of the series to participants in exchange for the global security or securities representing the series of debt securities.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, the place of payment for a series of debt securities issuable solely as registered securities will be New York, New York and we have designated an office of the trustee for this purpose. At our option, we may make interest payments on registered securities by:

  •
  check mailed to the address of the person that appears in the security register, or

  •
  transfer to an account located in the United States maintained by the person that is specified in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, we will pay any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

        We may from time to time designate additional offices or agencies for payment with respect to any debt securities. We may also from time to time change the location of any of the offices or agencies and rescind the designation of any of the offices or agencies.

        All moneys we deposit with the trustee or any paying agent for the payment on any debt security or any related coupon that remains unclaimed at the end of two years after the payment is due and payable will be repaid to us, in which case the holder of the debt securities or coupons will look only to us for that payment.

Convertible Debt Securities

        The terms and conditions upon which any convertible debt securities of a series may be converted into shares of our capital stock, including the initial conversion price or rate and the conversion period, and other related provisions, will be set forth in the applicable prospectus supplement. Please see "Description of Capital Stock".

Certain Covenants

        Definitions.    The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture. We refer you to the indenture for a full description of all of these terms, as well as any other terms used for which no definition is provided.

  •
  "Funded debt" means:

  •
  indebtedness for money borrowed having a maturity of more than 12 months;

  •
  certain obligations in respect of lease rentals; and

  •
  the higher of the par value or liquidation value of preferred stock of a restricted subsidiary that is not owned by us or a wholly-owned restricted subsidiary,

  •
  provided that funded debt does not include certain debt subordinate to the debt securities.

  •
  "Principal property" includes any real property (including buildings and other improvements) of ours or a restricted subsidiary, owned at or acquired after November 1, 2001 (other than any pollution control facility, cogeneration facility or small power production facility), which:

  •
  has a book value in excess of 5% of shareowners' equity; and

  •
  in the opinion of our board of directors or committee thereof is of material importance to the total business conducted by us and our restricted subsidiaries as a whole.

  •
  "Restricted subsidiary" means any of our subsidiaries that is not an unrestricted subsidiary. "Unrestricted subsidiary" means any of our subsidiaries that we designate as an unrestricted subsidiary. We may from time to time designate any restricted subsidiary as an unrestricted subsidiary and any unrestricted subsidiary as a restricted subsidiary; provided that:

  •
  we may not designate a subsidiary as an unrestricted subsidiary unless at the time of the designation the subsidiary does not own, directly or indirectly, any capital stock of any restricted subsidiary or any funded debt or secured debt of ours or any of our restricted subsidiaries; and

  •
  we may not designate a subsidiary as restricted or unrestricted unless, immediately after the designation, no default or event of default under the indenture will exist.

  •
  Unrestricted subsidiaries will not be restricted by the various provisions of the indenture applicable to restricted subsidiaries.

  •
  "Sale and lease-back transaction" means, subject to certain exceptions, sales or transfers of any principal property owned by us or any restricted subsidiary which has been in full operation for more than 180 days prior to the sale or transfer, where we have or the restricted subsidiary has the intention of leasing back the property for more than 36 months but discontinuing the use of the property on or before the expiration of the term of the lease.

  •
  "Secured debt" means indebtedness for money borrowed (other than indebtedness among us and our restricted subsidiaries) that is secured by a mortgage or other lien on any of principal properties of ours or a restricted subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a restricted subsidiary.

  •
  "Shareowners' equity" means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of our capital stock held in treasury, of ours and the restricted subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

        Limitations on Liens.    We and our restricted subsidiaries may not create, incur, assume or suffer to exist any secured debt without equally and ratably securing the outstanding debt securities. These restrictions do not apply to:

  •
  secured debt existing at November 1, 2001;

  •
  liens on property acquired or constructed after November 1, 2001 by us or a restricted subsidiary and created at the time of, or within 12 months after, the acquisition or the completion of the construction to secure all or any part of the purchase price of the property or to secure all or part of the cost of the construction;

  •
  mortgages on property created within 12 months of completion of construction of a new plant or plants on the property to secure all or part of the cost of the construction;

  •
  liens on property existing at the time the property is acquired;

  •
  liens on stock acquired after November 1, 2001 if the aggregate cost of all stock subject to those liens does not exceed 10% of shareowners' equity;

  •
  liens securing indebtedness of a successor corporation of ours to the extent the successor is permitted by the indenture;

  •
  liens securing indebtedness of a restricted subsidiary outstanding at the time it became a restricted subsidiary;

  •
  liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any restricted subsidiary;

  •
  liens on property or on the outstanding shares or indebtedness of a corporation existing at the time the corporation becomes a restricted subsidiary;

  •
  liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state or municipal government or other governmental body or agency;

  •
  extensions, renewals or replacements of the foregoing permitted liens to the extent of their original amounts;

  •
  liens in connection with government and certain other contracts;

  •
  certain liens in connection with taxes or legal proceedings;

  •
  certain other liens not related to the borrowing of money; and

  •
  liens in connection with sale and lease-back transactions as described under "—Limitations on Sale and Lease-Back Transactions".

        In addition, we and our restricted subsidiaries may have secured debt without equally and ratably securing the outstanding debt securities if the sum of:

  •
  the amount of the secured debt, plus

  •
  the aggregate value of sale and lease-back transactions (subject to certain exceptions) described below, does not exceed 10% of shareowners' equity.

        Limitations on Sale and Lease-Back Transactions.    We and our restricted subsidiaries may not enter into sale and lease-back transactions unless:

  •
  we or our restricted subsidiaries are entitled to incur secured debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities; or

  •
  an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our board of directors is applied within 180 days of the transaction:

  •
  to the retirement of consolidated funded debt or indebtedness or ours or a restricted subsidiary that was funded debt at the time it was created; or

  •
  to the purchase of other principal property having a value at least equal to the greater of the amounts; or

  •
  the sale and lease-back transaction was an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state, municipal government or other governmental body or agency.

        Limitations on Certain Consolidations, Mergers and Sales of Assets.    We may not consolidate with or merge into any other entity or transfer our property and assets substantially as an entirety to any other entity, unless:

  •
  the surviving entity formed by the consolidation, into which we merge or that acquires our property and assets is an entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the debt securities and any coupons,

  •
  immediately after giving effect to the transaction, no default or event of default under the indenture will have occurred or be continuing, and

  •
  other conditions specified in the indenture are satisfied.

        If we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, the successor entity will be substituted as obligor under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture, the debt securities and any coupons. The indenture also provides that if we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, and as a result any principal property owned by us or a restricted subsidiary would become subject to any mortgage or lien not otherwise permitted by the indenture, we will prior to the transaction secure the debt securities, equitably and ratably with any of our other indebtedness then entitled to be so secured, by a direct lien on the principal property and certain other properties.

Discharge, Defeasance and Covenant Defeasance

        We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

        We may discharge certain obligations to holders of any series of debt securities issued under the indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the indenture.

        The applicable prospectus supplement will state if any defeasance provisions apply to any series of debt securities.

        The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any outstanding series of debt securities, or (b) to be released from our obligations under most of our restrictive covenants, including those described above under "Certain Covenants". We call the first election "legal defeasance" and the second election "covenant defeasance". To make either election, we must:

  •
  deposit in trust with the trustee enough of any combination of money or securities evidencing U.S. government obligations to pay the principal of and any premium and any interest on the outstanding debt securities;

  •
  if we have deposited securities for purposes of the defeasance, deliver to the trustee a certificate of independent certified public accountants stating that the securities mature and bear interest at such times as will, together with the deposited money, provide a sufficient amount to pay the principal of and any premium and any interest on the outstanding debt securities; and

  •
  deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. In the case of legal defeasance only, the opinion of counsel must be based on a ruling of the IRS or a change in law to that effect.

Modification of Indenture and Waiver of Certain Covenants

        Without the consent of the holders of the debt securities of each series affected, we and the trustee may execute a supplemental indenture for limited purposes, including adding to our covenants or events of default, curing ambiguities, appointing a successor trustee and other changes that do not adversely affect the rights of a holder of debt securities.

        With the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected, we and the trustee may also execute a supplemental indenture to change the indenture or modify the rights of the holders of debt securities of any series, but, without the consent of the holder of each outstanding debt security affected, a supplemental indenture may not, among other things:

  •
  change the maturity of principal of or interest, if any, on any debt security;

  •
  reduce the principal amount of or the rate of interest, if any, on any debt security or any premium payable on redemption of the debt security; or

  •
  reduce the percentage of holders of debt securities of that series whose consent is required to authorize any supplemental indenture.

        The holders of a majority in principal amount of outstanding debt securities of any series may waive our compliance with certain covenants in the indenture with respect to debt securities of that series.

        The indenture provides that in determining whether the holders of the required principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security deemed outstanding will be the amount of the principal due and payable upon acceleration of the maturity of the debt security;

  •
  the principal amount of any indexed security deemed outstanding will be the principal face amount of the indexed security at original issuance unless otherwise provided by the indenture;

  •
  the principal amount of a security denominated in one or more foreign currencies will be deemed to be the U.S. dollar equivalent; and

  •
  securities owned by us or any other obligor upon the securities or any affiliate of ours or of the obligor will be disregarded and deemed not to be outstanding.

Defaults and Certain Rights on Default

        An "event of default" with respect to any series of debt securities is defined in the indenture as any of the following:

  •
  default for 30 days in payment of any interest on the debt securities of the series;

  •
  default in payment of principal of or premium, if any, on the debt securities of the series at maturity;

  •
  default for 90 days after notice in performance of any other covenant in the indenture;

  •
  certain events of bankruptcy, insolvency, receivership or reorganization relating to us; or

  •
  any other event of default applicable to a particular series of debt securities and described in the applicable prospectus supplement.

        An event of default with respect to debt securities of a particular series does not necessarily constitute an event of default with respect to any other series. We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. If an event of default occurs and is continuing with respect to any series of debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal amount of all the debt securities of the series to be due and payable. The holders of a majority in principal amount of outstanding debt securities of the series may, under certain circumstances, rescind that declaration.

        Subject to the provisions of the indenture relating to the duties of the trustee if an event of default occurs and is continuing, the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders offer to the trustee security or indemnity reasonably satisfactory to it.

        Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of the series.

        The holders of a majority in principal amount of outstanding debt securities of any series may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or any interest on the debt securities of the series.

Governing Law

        New York law governs the indenture, the debt securities and any coupons.

Concerning the Trustee

        Affiliates of The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, are among the banks with which we maintain ordinary banking relationships and with which we maintain credit facilities.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

        We are authorized to issue (1) 1,000,000,000 shares of common stock, par value $0.01 per share, and (2) 25,000,000 shares of preferred stock, without par value, of which our board of directors has designated 2,500,000 shares as Series A Junior Participating Preferred Stock. The authorized shares of our common stock and preferred stock are available for issuance without further action by our shareowners, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareowners is not so required, our board of directors may determine not to seek shareowner approval.

Common Stock

        Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

        Each holder of our common stock is entitled to one vote for each share of common stock outstanding in the holder's name. No holder of common stock is entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of our common stock has any right to purchase or subscribe for any stock of any class which we may issue or sell.

        Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Preferred Stock

        Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors in a certificate of designation without any further action by our shareowners. Our board of directors has designated 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by a certificate of designation relating to the series, which will specify the terms of the preferred stock, including:

  •
  the maximum number of shares in the series and the specified designation;

  •
  the terms on which dividends, if any, will be paid;

  •
  the terms on which the shares may be redeemed, if at all;

  •
  the terms of any retirement or sinking fund for the purchase or redemption of shares of the series;

  •
  the liquidation preference, if any;

  •
  the terms and conditions, if any, on which shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  •
  the restrictions on the issuance of shares of the same series or any other class or series; and

  •
  the voting rights, if any, of shares of the series.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of the series, could impede the completion of a merger, tender offer or other takeover attempt.

        We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement are not complete. You should refer to the certificate of designation relating to the applicable series of preferred stock for complete information. The applicable prospectus supplement also will contain a description of certain material United States federal income tax consequences relating to the preferred stock.

  Series A Junior Participating Preferred Stock

        Our restated certificate of incorporation authorizes us to issue up to 2,500,000 shares designated as "Series A Junior Participating Preferred Stock", none of which are outstanding as of the date hereof. The Series A Junior Participating Preferred Stock was created in connection with our shareholder rights plan which is now expired.

        Holders of Series A Junior Participating Preferred Stock are entitled, in preference to holders of common stock, to such dividends as our board of directors may declare out of funds legally available for the purpose. Each share of Series A Junior Participating Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share but is entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions. Series A Junior Participating Preferred Stock is not redeemable.

        Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of a one one-hundredth interest in a share of Series A Junior Participating Preferred Stock should approximate the value of one share of common stock.

Certain Provisions in Our Restated Certificate of Incorporation and Amended By-Laws

        Our restated certificate of incorporation and amended and restated by-laws contain various provisions that may have the effect of rendering unsolicited or hostile attempts to acquire control of us more difficult. These provisions could discourage transactions that might lead to a change of control of us.

        Our restated certificate of incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. The term of the successors of each class of directors expires three years from the year of election. Directors elected by shareowners at each annual meeting of shareowners are elected by a plurality of all votes cast. Directors may be removed from office, but only for cause and only by the affirmative vote of the holders of not less than

80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

        Our restated certificate of incorporation contains a fair price provision pursuant to which a business combination, as defined in our restated certificate of incorporation, between us or one of our subsidiaries and an interested shareowner, as defined in our restated certificate of incorporation, requires approval by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors, as defined in our restated certificate of incorporation, or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the business combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of business combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the amendment, repeal or adoption is approved by at least two-thirds of the continuing directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

        Our restated certificate of incorporation and amended by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire board of directors. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent instead of a meeting. Our amended by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of our shareowners.

        Our restated certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

  •
  the election of directors;

  •
  the right to call a special shareowners meeting;

  •
  the right to act by written consent;

  •
  amending our restated certificate of incorporation or amended by-laws; or

  •
  the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended by-laws and that the amendment or repeal by shareowners of our amended by-laws would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class.

        Our amended and restated by-laws provides that unless we consent in writing to an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us,

(ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareowners, (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the General Corporation Law of the State of Delaware (the "DGCL") or our restated certificate of incorporation or amended and restated by-laws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

 DESCRIPTION OF WARRANTS

        The following summarizes the terms of the debt warrants, common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a warrant agreement that we will enter into with a warrant agent we select at the time of issue.

General

        We may issue warrants evidenced by warrant certificates under the warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer warrants, the applicable prospectus supplement will describe the terms of the warrants, including:

  •
  the offering price, if any;

  •
  the principal amount of debt securities or the number of shares of common or preferred stock purchasable upon exercise of one warrant and the price at which the principal amount of debt securities or shares, as applicable, may be purchased upon exercise;

  •
  in the case of debt warrants, the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

  •
  in the case of debt warrants, if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  •
  in the case of preferred stock warrants, if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  the dates on which the right to exercise the warrants begins and expires;

  •
  certain material United States federal income tax consequences;

  •
  call provisions, if any;

  •
  the currencies in which the offering price and exercise price are payable;

  •
  if applicable, the antidilution provisions of the warrants; and

  •
  the name of any warrant agent.

        After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

Rights as Holders of Debt Securities

        Debt warrant holders, as such, will not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders will not be entitled to payments of principal of and interest, if any, on the debt securities.

No Rights as Shareowners

        Holders of stock warrants, as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareowners with respect to any meeting of shareowners, or to exercise any rights whatsoever as shareowners of Rockwell Collins.

 SELLING SECURITYHOLDERS

        These securities also may be resold by selling securityholders, whether or not they own securities on the date hereof. Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

 PLAN OF DISTRIBUTION

        We or the selling securityholders may offer and sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  to or through underwriters, brokers or dealers; or

  •
  through a combination of any of these methods.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        We may also enter into hedging transactions. For example, we may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  •
  sell securities short and redeliver such shares to close out our short positions;

  •
  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        The securities covered by this prospectus may be sold:

  •
  on a national securities exchange;

  •
  in the over-the-counter market; or

  •
  in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

  •
  the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

  •
  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions or agency fees and other items constituting underwriters', brokers', dealers' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any securities exchange or markets on which the securities may be listed; and

  •
  other material terms of the offering.

        The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

        In addition to selling its common stock under this prospectus, a selling securityholder may:

  •
  transfer its common stock in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

  •
  sell its common stock under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

  •
  sell its common stock by any other legally available means.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than our common stock, which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement.

        In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

 VALIDITY OF THE SECURITIES

        Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

        Our consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule of B/E Aerospace, Inc. and subsidiaries, incorporated in this prospectus by reference from B/E Aerospace, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017, and the effectiveness of B/E Aerospace, Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$4,650,000,000

Rockwell Collins, Inc.

$             % Notes due 2019
$             % Notes due 2022
$             % Notes due 2024
$             % Notes due 2027
$             % Notes due 2047

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan
Citigroup
Wells Fargo Securities
Credit Agricole CIB
Mizuho Securities

                           , 2017